Exhibit 10.17

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

License and Collaboration Agreement

Between

Biogen International GmbH

and

Catalyst Biosciences, Inc.

Dated December 18, 2019

i

8.5	DISCLAIMER OF WARRANTIES	31
8.6	LIMITATION OF LIABILITY	31
ARTICLE 9 CONFIDENTIALITY		31
9.1	Confidential Information	31
9.2	Non-Disclosure and Non-Use Obligation	31
9.3	Return of Confidential Information	32
9.4	Exemptions	32
9.6	Use of Name and Logo	33
9.7	Residual Knowledge	33
9.8	Publications	34
ARTICLE 10 INTELLECTUAL PROPERTY		34
10.1	Ownership	34
10.2	Patent Prosecution and Maintenance	35
10.3	Patent Enforcement	36
10.4	Defense of Claims	37
10.5	Patent Term Extensions	38
10.6	Summary of Activities	38
ARTICLE 11 INDEMNIFICATION; INSURANCE		38
11.1	Indemnification by Catalyst	38
11.2	Indemnification by Biogen	38
11.3	Procedure for Third Party Claims	39
11.4	Insurance	40
ARTICLE 12 TERM AND TERMINATION		40
12.1	Term	40
12.2	Termination for Cause	40
12.3	Termination for Insolvency	40
12.4	Termination for Convenience	42
12.5	Effects of Termination	42
12.6	Alternative Remedy in Lieu of Termination	42
12.7	Rights Accruing Prior to Expiration or Termination	42
12.8	Survival	43
ARTICLE 13 MISCELLANEOUS		43
13.1	Assignment	43
13.2	Entire Agreement; Amendments	43
13.3	Force Majeure	43
13.4	Waiver; Remedies not Exclusive	43
13.5	Severability	44
13.6	Notices	44
13.7	Governing Law	45
13.8	Dispute Resolution	45
13.9	Relationship of the Parties	46
13.10	Performance by Affiliates	46
13.11	Interpretation	46
13.12	Further Assurances	46
13.13	Expenses	47
13.14	Counterparts	47

ii

SCHEDULES

Schedule 1.24:	Specified Persons for Knowledge Definition
Schedule 1.87:	Existing Licensed Patent Rights
Schedule 3.1.2:	Initial Work Plan
Schedule 8.2.3:	Licensed Know-How
Schedule 8.2.14:	Existing In-Licenses
Schedule 9.8.1:	Press Release

iii

License and Collaboration Agreement

This License and Collaboration Agreement (this “Agreement”) is entered into as of December 18, 2019 (the “Effective Date”) by and between Biogen International GmbH, a company organized and existing under the laws of Switzerland and having a principal place of business at Neuhofstrasse 30, Baar, 6340, Switzerland (“Biogen”) and Catalyst Biosciences, Inc., a Delaware corporation having a principal place of business at 611 Gateway Blvd., Suite 710, South San Francisco, CA 94080 (“Catalyst”). Biogen and Catalyst are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Catalyst has certain expertise and proprietary technology relating to anti-complement factor 3 (C3) proteases for the treatment of advanced dry age-related macular degeneration (dAMD), and has developed a lead asset, a novel anti-C3 protease known as “CB 2782,” and a pegylated form thereof known as “CB 2782-PEG”;

WHEREAS, the Parties are interested in entering into a collaboration to utilize Catalyst’s expertise to further optimize and progress the development of CB-2782-PEG and perform other pre-clinical research and manufacturing activities with respect to CB-2782-PEG and other Compounds (as defined below), each in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Catalyst desires to (a) grant to Biogen, and Biogen desires to receive from Catalyst, an exclusive, worldwide license under the Licensed Technology to exploit Compounds and Products in the Field in the Territory (as each term is defined below); and (b) assign to Biogen all of Catalyst’s rights, title, and interests in and to the Assigned Patent Rights (as defined below).

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1“Acquiror” has the meaning set forth in Section 2.4.2 (Exception for Change of Control).

1.2“Acquisition Products” has the meaning set forth in [***].

1.3“Additional Cure Period” has the meaning set forth in Section 12.2.3 (Disputes Regarding Material Breach).

1.4“Affiliates” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than 50% of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than 50% of the equity interests with the power to direct the management and policies of such entity.

1.5“Alliance Manager” has the meaning set forth in Section 4.1.1 (Alliance Managers).

1.6[***]

1.7“Annual Net Sales” has the meaning set forth in Section 7.3.2 (Sales Milestones).

1.8“Applicable Law” means applicable laws, statutes, treatises, ordinances, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations, guidances, and other requirements of any Regulatory Authority that may be in effect from time to time, including GLP and GMP.

1.9“Arising IP” has the meaning set forth in Section 10.1.2 (Arising IP).

1.10“Assigned Patent Rights” has the meaning set forth in Section 10.1.3 (Patent Assignments).

1.11“Audited Party” has the meaning set forth in Section 7.9.1 (Record Retention; Audits).

1.12“Auditing Party” has the meaning set forth in Section 7.9.1 (Record Retention; Audits).

1.13“Bankrupt Party” has the meaning set forth in Section 12.3 (Termination for Insolvency).

1.14“Biogen First Right Patent Rights” has the meaning set forth in Section 10.2.1(a) (Biogen’s Rights).

1.15“Biogen Indemnified Party” has the meaning set forth in Section 11.1 (Indemnification by Catalyst).

1.16“Biogen Patent Rights” has the meaning set forth in Section 10.1.3 (Patent Assignments).

1.17“Biogen-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.1(a) (Biogen’s Rights).

1.18“Biogen Records” has the meaning set forth in Section 7.9.1 (Record Retention; Audits).

1.19“Biogen Technology” means (a) any Know-How Controlled by Biogen or any of its Affiliates that is (i) necessary for Catalyst to conduct Catalyst Research Activities under the Work Plan, and (ii) actually provided by Biogen to Catalyst for use in such Catalyst Research Activities, and (b) any Patent Rights Controlled by Biogen or any of its Affiliates that Cover or claim such Know-How described in the foregoing clause (a).

1.20“Business Day” means a day that is not: (a) Saturday, Sunday, or a bank or other public holiday in Boston, Massachusetts or San Francisco, California; or (b) December 24 through December 31.

1.21“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year.

1.22“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st.

1.23“Catalyst Indemnified Party” has the meaning set forth in Section 11.2 (Indemnification by Biogen).

1.24“Catalyst’s Knowledge” means the actual knowledge, after reasonable investigation, of the individuals listed on Schedule 1.24.

1.25“Catalyst-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.1(b) (Catalyst’s Rights).

1.26“Catalyst Records” has the meaning set forth in Section 7.9.1 (Record Retention; Audits).

1.27“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning less than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.28“Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or any post-approval clinical trial in humans.

1.29“CMO” has the meaning set forth in Section 6.2.1 (General).

1.30“Collaboration Target” means complement factor C3.

1.31“Collaborative Period” means the period commencing on the Effective Date and extending until the second anniversary of the expiration or termination of the Research Term.

1.32“Combination Product” means a Product that is (a) sold in the form of a combination that contains or comprises a Compound (the “Compound Component”) together with one or more other therapeutically active pharmaceutical or biological agents (whether coformulated or copackaged); and (b) sold for a single invoice price (such additional therapeutically active pharmaceutical or biological agent, an “Other Active”) or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.

1.33“Commercialization” means any and all activities directed to the marketing, promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported, pricing, or other commercialization of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize” and “Commercializing,” will be construed accordingly.

1.34“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Biogen or its Affiliate with respect to any Development or Commercialization objective, activity, or goal related to a Compound or Product under this Agreement, those efforts that Biogen would normally use to accomplish such objective, activity, or decision, and specifically means the carrying out of Development and Commercialization activities using efforts that Biogen would normally devote to a product at a similar stage in its development or product life and of similar market potential, strategic importance, and profit potential (taking into account payments under this Agreement and any agreements entered into pursuant to Section 7.4.4(b) (Third Party Payments)), based on conditions then prevailing and taking into account efficacy, safety, approved labeling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, and all other relevant factors. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Compound or Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Compound or Product (as applicable) and the market or country involved. Catalyst expressly understands and accepts that the use of Commercially Reasonable Efforts may result in Biogen ceasing the Development or Commercialization of a Compound or Product (in whole or in part), and that once Development or Commercialization for a Compound or Product has ceased in compliance with this Agreement, Commercially Reasonable Efforts does not require the continued re-evaluation of whether Development or Commercialization must be re-initiated for such Compound or Product.

1.35“Competing Compound” means [***]

1.36“Competing Product” has the definition set forth in Section 2.4.1 (General).

1.37“Compound” means [***]

1.38“Compound Component” has the meaning set forth in Section 1.32 (Combination Product).

1.39“Compulsory License” has the meaning set forth in Section 7.4.4(a) (Reductions for Patent Expiry, Generic Versions, and Compulsory Licenses).

1.40“Confidential Information” means, with respect to each Party, all Know-How and other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of a Party or its Affiliates, Sublicensees, or agents (such Party, the “Disclosing Party”) to the other Party or its Affiliates, Sublicensees, or agents (such Party, the “Receiving Party”), including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement.

1.41“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated October 27, 2017, by and between Biogen Inc. and Catalyst, as amended by Amendment No. 1 thereto dated November 18, 2019.

1.42“Control” or “Controlled” means the possession by a Person (whether by ownership, license, or otherwise, other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property, the legal authority or right to assign or grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other Intellectual Property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time Person or its Affiliates would first be required to grant such assignment, access, right to use, licenses, or sublicense.

1.43“Cover,” “Covering” or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Valid Claim, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe such Valid Claim or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue and become a Valid Claim, in each case, [***]

1.44“Debarred” means, with respect to an individual or entity, that such individual or entity has been debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.

1.45“Defaulting Party” has the meaning set forth in Section 12.2.3 (Disputes regarding Material Breach).

1.46“Deliverables” means any and all deliverables to be generated or provided by Catalyst in connection with the performance of Catalyst Research Activities, as specified in the Work Plan.

1.47“Develop” or “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but excluding activities directed to Manufacturing, Medical Affairs, or Commercialization. Development includes development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product. “Developing” and “Developed” will be construed accordingly.

1.48“Development Candidate” has the meaning set forth in Section 3.8 (Designation of Development Candidates).

1.49“Development Candidate Criteria” means the criteria for Compounds set forth in the Work Plan as “Development Candidate Criteria”, which criteria are intended to indicate that such Compounds are appropriate for the commencement of IND-Enabling Studies.

1.50“Development Milestone Event” has the meaning set forth in Section 7.3.1 (Development Milestones).

1.51“Development Milestone Payment” has the meaning set forth in Section 7.3.1 (Development Milestones).

1.52“Diligence Trigger” means [***].

1.53“Disclosing Party” has the meaning set forth in Section 1.40 (Confidential Information).

1.54[***]

1.55“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.56“Effective Date” has the meaning set forth in the preamble.

1.57“EMA” means the European Medicines Agency, or any successor agency thereto.

1.58“Exclusivity Period” means: [***]

1.59“Executive Officers” means [***]

1.60“Existing In-Licenses” has the meaning set forth in Section 8.2.14 (Additional Representations and Warranties of Catalyst).

1.61“Exploit” means Develop, have Developed, make, have made, use, have used, perform Medical Affairs, have performed Medical Affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, or have Commercialized. “Exploitation” and “Exploiting” will be construed accordingly.

1.62“FD&C Act” means the Federal Food, Drug and Cosmetic Act, as the same may be amended or supplemented from time to time.

1.63“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.64“Field” means any and all uses.

1.65“First Commercial Sale” means, with respect to any Product in any country or region, the first sale of such Product to a Third Party (other than a Sublicensee) for distribution, use, or consumption in such country or region after receipt of Regulatory Approval (including for clarity, all applicable Reimbursement Approvals) for such Product in such country or region. Sales or transfers of Product for Clinical Trial purposes or other scientific testing purposes, test marketing purposes or programs, any expanded or early access program, any compassionate sales or use program (including named patient program or single patient program), any indigent program or charitable purposes, as free samples or any similar uses, programs, or studies, shall not constitute a First Commercial Sale.

1.66“FTE” means a qualified full-time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [***] working hours per Calendar Year of scientific or technical work carried out by one or more duly qualified employees of Catalyst. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.67“FTE Costs” means, for a given Calendar Quarter, the product of (a) the number of FTEs working on the Research Program or other activities for which Catalyst is entitled to be reimbursed hereunder in such Calendar Quarter, as documented by a reliable tracking system, and (b) the FTE Rate.

1.68“FTE Rate” means [***].

1.69“GAAP” means United States generally accepted accounting principles, which principles are currently used at the relevant time and consistently applied by the applicable Party.

1.70“Generic Version” means with respect to a given Product in a given country in the Territory, a product that (a) (i) contains the same active pharmaceutical ingredient as such Product and is approved in reliance, in whole or in part, on a prior Regulatory Approval of such Product or (ii) is otherwise approved in reliance, in whole or in part, on a prior Regulatory Approval of such Product, and (b) is sold or marketed for sale in such country by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, Subcontractor, or Third Party Distributor of Biogen or any of its Affiliates, Sublicensees, or Subcontractors with respect to such Product. For clarity, a “biosimilar,” “follow-on biologic,” or “biosimilar biologic product” with respect to a Product in a given country that meets the criteria set forth in subpart (b) constitutes a “Generic Version” with respect to such Product in such country.

1.71“GLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Law in the region in the Territory.

1.72“GMP” means the then-current good manufacturing practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Parts 210, 211, 601, and 610 as such regulations may be amended from time to time, and analogous Applicable Laws of an applicable Regulatory Authority and all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

1.73“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.74[***]

1.75“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.76“IND-Enabling Study” means a toxicology study (a) that is conducted using applicable GLP, (b) that is conducted in a species that satisfies applicable regulatory requirements, and (c) the data and results from which are intended to meet the standard necessary for submission thereof as part of an IND with the applicable Regulatory Authority.

1.77“Indemnified Party” has the meaning set forth in Section 11.3 (Procedure for Third Party Claims).

1.78“Indemnifying Party” has the meaning set forth in Section 11.3 (Procedure for Third Party Claims).

1.79“Initial Research Term” has the meaning set forth in Section 3.6.1 (Initial Term).

1.80“Initiation” means [***] dosing of a human subject in a Clinical Trial.

1.81“Intellectual Property” means all Patent Rights, copyrights, design rights, trademarks, trade secrets, Know-How, and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.82“Invention” means any process, invention, method, utility, formulation, composition of matter, article of manufacture, material, creation, discovery or finding, or any improvement thereof, whether patentable or not.

1.83“JSC” has the meaning set forth in Section 4.2.1 (Joint Steering Committee).

1.84“Know-How” means any (a) information or materials, including records, improvements, modifications, techniques, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, pre-clinical and clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any physical embodiments of any of the foregoing.

1.85“Liabilities” has the meaning set forth in Section 11.1 (Indemnification by Catalyst).

1.86“Licensed Know-How” means any and all Know-How that is: (a) owned or otherwise Controlled by Catalyst or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or useful to (i) perform any Research Activities or (ii) Exploit any Compound or Product.

1.87“Licensed Patent Rights” means (a) the Patent Rights set forth on Schedule 1.87 (Existing Licensed Patent Rights); and (b) any and all other Patent Rights that: (i) are owned or otherwise Controlled by Catalyst or any of its Affiliates as of the Effective Date or during the Term, and (ii) Cover (A) the conduct of any Research Activities, or (B) the Exploitation of any Compound or Product.

1.88“Licensed Technology” means all Licensed Know-How and Licensed Patent Rights.

1.89“MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including a New Drug Application and a Biologics License Application submitted to the FDA and any analogous application or submission with any Regulatory Authority outside of the United States.

1.90“Major European Market” means any of France, Germany, Italy, Spain, or the United Kingdom.

1.91“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” will be construed accordingly.

1.92“Manufacturing Tech Transfer Plan” has the meaning set forth in Section 6.3 (Manufacturing Technology Transfer).

1.93“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and do not involve Commercialization of the Products.

1.94“Milestone Payments” has the meaning set forth in Section 7.3.2 (Sales Milestones).

1.95“Net Sales” means with respect to a Product, the gross amount invoiced in a country by Biogen or its Affiliates or Sublicensees (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Product in such country to Third Parties (including Third Party Distributors), less the following deductions: [***]

1.96[***]

1.97“Non-Defaulting Party” has the meaning set forth in Section 12.2.3 (Disputes Regarding Material Breach).

1.98“Opposed Biogen Patent Right” means any Biogen-Prosecuted Patent Right that is the subject of any suspected, threatened, or actual (a) infringement, (b) objection, (c) opposition, or (d) challenge by a Third Party, including, for example, declaratory judgment proceedings, inter partes review proceedings, post grant review proceedings, patent interference proceedings, ex parte and inter partes reexamination proceedings, and patent opposition proceedings in a court, patent office, or other administrative authority with competent jurisdiction in any country within the Territory.

1.99“Opposed Catalyst Patent Right” means any Catalyst-Prosecuted Patent Right that is the subject of any suspected, threatened, or actual (a) infringement, (b) objection, (c) opposition, or (d) challenge by a Third Party, including, for example, declaratory judgment proceedings, inter partes review proceedings, post grant review proceedings, patent interference proceedings, ex parte and inter partes reexamination proceedings, and patent opposition proceedings in a court, patent office, or other administrative authority with competent jurisdiction in any country within the Territory.

1.100“Other Active” has the meaning set forth in Section 1.32 (Combination Product).

1.101“Other Component” has the meaning set forth in Section 1.95 (Net Sales).

1.102“Out-of-Pocket Costs” means direct expenses paid by Catalyst or its Affiliates to Third Parties which are specifically identifiable and incurred to conduct Catalyst Research Activities or other activities for which Catalyst is entitled to be reimbursed hereunder, without markup.

1.103“Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, national phase applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patent rights granted thereon, (c) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (a) through (e) above, anywhere in the world.

1.104“Patent Term Extension” has the meaning set forth in Section 10.5 (Patent Term Extensions).

1.105“Per Product Annual Net Sales” has the meaning set forth in Section 7.4.1 (Royalty Payments).

1.106“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.107“Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a pharmaceutical or biologic product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.108“Phase II Clinical Trial” mean a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical or biologic product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.109“Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biologic product that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

1.110“Product” means any product incorporating a Compound.

1.111“Prosecuting Party” means, with respect to any Patent Right, the Party that is responsible for the preparation, filing, prosecution, and maintenance of such Patent Right pursuant to Section 10.2.1 (Right to File and Prosecute) or Section 10.2.2 (Step-In Right), as applicable.

1.112“Quarterly Expenses” has the meaning set forth in Section 7.2.2 (Cost Reports and Invoices).

1.113“Receiving Party” has the meaning set forth in Section 1.40 (Confidential Information).

1.114“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, in each case, Reimbursement Approval in those countries and jurisdictions where required.

1.115“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, and any corresponding national or regional regulatory authorities.

1.116“Regulatory Exclusivity” has the meaning set forth in Section [***].

1.117“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.118“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.119“Research Activities” means, individually or collectively, (a) the activities to be performed by Catalyst under the Research Program as set forth in the Work Plan (“Catalyst Research Activities”); and (b) activities to be performed by Biogen under the Research Program as set forth in the Work Plan (“Biogen Research Activities”).

1.120“Research Budget” has the meaning set forth in Section 3.1.3 (Budget).

1.121“Research Program” has the meaning set forth in Section 3.1.1 (General).

1.122“Research Reports” means the reports required to be provided pursuant this Agreement with respect to the Research Program, including the quarterly reports summarizing the Catalyst Research Activities during the Research Term as described in Section 3.4.1 and research cost reports as described in Section 7.2 (Reimbursement of Research Costs).

1.123“Research Term” has the meaning set forth in Section 3.6.2 (Extension of Research Term).

1.124“Residual Knowledge” has the meaning set forth in Section 9.7 (Residual Knowledge).

1.125“Results” means any and all results, information (including information related to the composition, production, and purification of any Compound(s)), data, presentations, summaries, and analyses that are generated pursuant to, or prepared as a result of, the performance of the activities under the Work Plan, by either or both Parties, as the context requires.

1.126“Royalty Term” has the meaning set forth in Section 7.4.2 (Royalty Term).

1.127“Sales Milestone Event” has the meaning set forth in Section 7.3.2 (Sales Milestones).

1.128“Sales Milestone Payment” has the meaning set forth in Section 7.3.2 (Sales Milestones).

1.129“Selling Party” has the meaning set forth in Section 1.95 (Net Sales).

1.130“Subcontractor” means a Third Party contractor engaged by a Party or any of its Affiliates to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including contract research organizations or contract manufacturing organizations), excluding all Sublicensees and Third Party Distributors.

1.131“Sublicensees” means any Third Party to whom a Party or any of its Affiliates grants a sublicense of its rights hereunder to Exploit Compounds or Products, excluding all Subcontractors and Third Party Distributors.

1.132“Term” has the meaning set forth in Section 12.1 (Term).

1.133“Terminated Compound or Product” has the meaning set forth in Section 12.5.3 (Right of Reversion).

1.134“Territory” means all of the countries of the world, and their territories and possessions.

1.135“Third Party” means any Person other than Biogen or Catalyst or their respective Affiliates.

1.136“Third Party Acquisition” has the meaning set forth in Section [***].

1.137“Third Party Action” has the meaning set forth in Section 10.3.1 (Third Party Infringement).

1.138“Third Party Claim” has the meaning set forth in Section 11.3 (Procedure for Third Party Claims).

1.139“Third Party Distributor” means, with respect to a country, any Third Party that (a) purchases its requirements for Products in such country from Biogen or its Affiliates, Sublicensees, or Subcontractors, and (b) is appointed to distribute, market, and resell such Product in such country, even if such Third Party is granted ancillary rights to Develop, package, or obtain Regulatory Approval of such Product in order to distribute, market, or sell such Product in such country.

1.140“Valid Claim” means a claim of (a) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination, or disclaimer, opposition procedure, nullity suit, or otherwise, or (b) a pending patent application that has not been finally abandoned, finally rejected, or expired; provided, however, that if a claim of a pending patent application will not have issued within [***] after the earliest filing date from which such claim takes priority, then such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

1.141“Work Plan” has the meaning set forth in Section 3.1.2 (Work Plan).

ARTICLE 2
LICENSE GRANTS

2.1Licenses to Biogen.

2.1.1Exclusive License. Catalyst hereby grants to Biogen and its Affiliates a worldwide, royalty-bearing, exclusive (even as to Catalyst, except to the extent necessary for Catalyst to perform its Research Activities under the Work Plan) license, with the right to sublicense (subject to the provisions of Section 2.1.2 (Sublicensing by Biogen)), under the Licensed Technology to (a) perform (or have performed) all Research Activities under the Work Plan, and (b) Exploit all Compounds and Products in the Field in the Territory.

2.1.2Sublicensing by Biogen. Biogen and its Affiliates may grant sublicenses pursuant to a written sublicense agreement (through multiple tiers) under Section 2.1.1 (Exclusive License) to any Affiliate or Third Party. Any such sublicenses will be consistent with the terms of this Agreement and will include, inter alia, audit rights, record-keeping, confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, to the extent applicable.

2.2Licenses to Catalyst.

2.2.1Collaboration License. Biogen hereby grants to Catalyst, during the Research Term, a royalty-free, non-exclusive, worldwide license, with the right to sublicense (subject to the provisions of Section 2.2.4 (Sublicensing by Catalyst)), under the Biogen Technology solely for the purpose of performing the Catalyst Research Activities under the Work Plan.

2.2.2License Under Assigned Patent Rights. Effective as of the effective date of the assignment of any Assigned Patent Right pursuant to Section 10.1.3 (Patent Assignments), and subject to Section 2.4 (Exclusivity), Biogen hereby grants to Catalyst a worldwide, perpetual, irrevocable, fully-paid, royalty-free, exclusive (even as to Biogen) license, with the right to sublicense (subject to the provisions of Section 2.2.4 (Sublicensing by Catalyst)), under such Assigned Patent Right for any and all uses except to Exploit any Compounds or Products in the Field.

2.2.3License Under Arising IP. Subject to Section 2.4 (Exclusivity), Biogen hereby grants to Catalyst a worldwide, perpetual, irrevocable, fully-paid, royalty-free, non-exclusive, license, with the right to sublicense (subject to the provisions of Section 2.2.4 (Sublicensing by Catalyst)), under the Arising IP solely for use in connection with Exploiting any compound, large or small molecule, or cell or gene therapy, other than a Compound or Product.

2.2.4Sublicensing by Catalyst. Catalyst may not grant any sublicense of the rights granted pursuant to Section 2.2.1 (Collaboration License) without Biogen’s prior written consent. Catalyst may grant sublicenses pursuant to a written sublicense agreement (through multiple tiers) under Section 2.2.2 (License Under Assigned Patent Rights) and Section 2.2.3 (License Under Arising IP) to any Affiliate or Third Party, provided that any such sublicense under Section 2.2.3 (License Under Arising IP) is granted only in connection with the grant of a license under Catalyst’s other Intellectual Property with respect to products or compounds that are not Compounds or Products. Any sublicense granted by Catalyst will be consistent with the terms of this Agreement and will include, inter alia, audit rights, record-keeping, confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, to the extent applicable.

2.3No Implied Licenses. Except as expressly provided in this Agreement, neither Party will be deemed to have granted any license or other right with respect to any Intellectual Property of such Party.

2.4Exclusivity.

2.4.1General. Subject to Sections 2.4.2 (Exception for Change of Control) and 2.4.3 (Exception for Acquisition by Catalyst), other than in the performance of activities under this Agreement, during the applicable Exclusivity Period, Catalyst will not (and will not permit its Affiliates to), either alone or directly or indirectly with any Affiliate or Third Party: [***] a “Competing Product”).

2.4.2[***]

2.4.3[***]

ARTICLE 3
COLLABORATION

3.1Research Program.

3.1.1General. During the Research Term, Catalyst and Biogen shall engage in a program of collaborative research activities with respect to the pre-clinical Development of Compounds as set forth in the Work Plan, with the goal of identifying at least one Development Candidate (the “Research Program”). All such activities shall be conducted in accordance with the Work Plan and with the terms and conditions set forth in this Agreement.

3.1.2Work Plan. The Parties have agreed upon an initial work plan, which is attached to this Agreement as Schedule 3.1.2, governing the Parties’ activities under the Research Program. The initial work plan may be amended from time to time during the Research Term by the JSC (as so amended, the “Work Plan”).

3.1.3Budget. The Work Plan will include a detailed budget covering the activities contemplated by the Work Plan, which budget may be amended from time to time during the Research Term by the JSC (as so amended, the “Research Budget”). With respect to costs to be incurred by Catalyst, the Research Budget will be expressed in terms of FTE Costs and Out-of-Pocket Costs.

3.2Diligence; Compliance. Subject to Section 3.3 (Subcontracting), Catalyst will perform all Catalyst Research Activities. As between the Parties, Biogen will be responsible for performing all Biogen Research Activities, at its own cost and expense. All such activities shall be performed by the applicable Party using reasonable care and skill, in accordance with all Applicable Laws, and in accordance with the Work Plan and otherwise in accordance with this Agreement. Catalyst will not perform any activities with respect to a Compound that are not set forth in the Work Plan.

3.3Subcontracting. Catalyst may subcontract portions of the Catalyst Research Activities to the pre-approved Subcontractors listed in the Work Plan. If Catalyst desires to subcontract or otherwise delegate any other portion of the Catalyst Research Activities, Catalyst must obtain Biogen’s prior written consent (not to be unreasonably withheld, conditioned, or delayed). Catalyst shall (a) ensure that all Subcontractors engaged by Catalyst to perform Catalyst Research Activities are obligated to assign all Inventions (or if not feasible, exclusively license such Inventions) arising out of such Catalyst Research Activities to Catalyst to enable Catalyst to comply with its obligations under ARTICLE 10 (Intellectual Property) and (b) to the extent applicable to the subcontracted activities, use commercially reasonable efforts to cause its Subcontractors to provide the technology transfers and support described in Section 5.1 (Technology Transfer).

3.4Reports of Research Activities.

3.4.1Reports. Catalyst will keep Biogen reasonably informed, through the JSC, regarding the status and progress of all Catalyst Research Activities. Without limiting the foregoing, during the Research Term, on a quarterly basis, Catalyst will prepare and deliver to Biogen not later than [***] following conclusion of the applicable [***] written reports describing in reasonable detail the Catalyst Research Activities performed by or on behalf of Catalyst during the applicable Calendar Quarter. Such reports shall be sufficient in content to allow Biogen to reasonably evaluate the progress of the Catalyst Research Activities against the objectives and timelines included therefor in the Work Plan. Each report shall include the information contained in Section 7.2 (Reimbursement of Research Costs). In addition, Catalyst will include in such reports such Deliverables, Results, or other information as may be required under the Work Plan or as may otherwise be reasonably requested in advance by Biogen.

3.4.2JSC Review. The JSC will review these quarterly reports and (a) confer regarding the progress towards the objectives of the Research Program, (b) review relevant Deliverables provided and Results generated in the performance of the Research Activities, (c) consider and advise on any technical issues that may arise, and (d) discuss the Biogen Research Activities (if any) performed by or on behalf of Biogen under the Work Plan during the same period; provided that Biogen will not be obligated to discuss the Biogen Research Activities, or any activities related to the Exploitation of the Compounds or any Product, with the JSC or Catalyst from and after any Change of Control of Catalyst.

3.5Records.

3.5.1General. Catalyst will prepare and maintain, and cause its Affiliates, Sublicensees, and Subcontractors to prepare and maintain, complete and accurate written records of all Catalyst Research Activities in sufficient detail and in good scientific manner, appropriate for scientific, patent, and regulatory purposes, which records will be complete and properly reflect all work done and results achieved in the performance of the Catalyst Research Activities under the Work Plan. In addition, Catalyst will maintain records of FTEs working on the Research Program, FTE Costs and Out-of-Pocket Costs incurred in connection with the performance of Catalyst Research Activities. Catalyst shall retain, and cause its Affiliates, Sublicensees, and Subcontractors to retain, such records for at least three years following the Research Term or such longer period as may be required by Applicable Law.

3.5.2Copies and Inspection of Records. During the Collaborative Period, once every 12 months, during normal business hours and upon reasonable notice of not less than seven Business Days, Biogen will have the right to inspect, at Biogen’s sole cost and expense, all records of Catalyst, its Affiliates, Sublicensees, and Subcontractors generated pursuant to, or prepared as a result of, the performance of the Research Activities by or on behalf of Catalyst. Notwithstanding the foregoing, during and after the Collaborative Period, Biogen will have the right to inspect, at Biogen’s sole cost and expense, such records more than once every 12 months for reasonable cause. In addition, Catalyst shall promptly provide copies of any such records reasonably requested by Biogen. Biogen will have the right to arrange for its employees or independent consultants and (sub)contractors involved in the performance of activities under this Agreement to (a) visit the offices and laboratories of Catalyst once every 12 months during normal business hours and upon reasonable notice not less than seven Business Days, and (b) discuss with Catalyst’s technical personnel and consultants the performance and progress of the Research Activities and applicable Deliverables and associated Results in detail. After preparing or receiving the report for such visit or inspection, Biogen may provide Catalyst with a written summary of Biogen’s findings of any deficiencies or other areas of remediation that Biogen identifies during any such visit or inspection, it being understood that failure to achieve a desired or specific result under the Work Plan shall not in and of itself be deemed a deficiency. Catalyst will use diligent efforts to remediate any such deficiencies within 30 days after Catalyst’s receipt of such report, at Catalyst’s cost and expense.

3.6Research Term.

3.6.1Initial Term. The term of the Research Program shall begin on the Effective Date and expire, subject to Section 3.6.3 (Termination or Expiration of Research Program) on the date that is 30 months thereafter unless extended pursuant to Section 3.6.2 (Extension of Research Term) (the “Initial Research Term”).

3.6.2Extension of Research Term. Biogen may elect to extend the Initial Research Term for up to two additional 12 month periods by delivering to Catalyst written notice of extension at least three months prior to the expiration of the Initial Research Term or then-current renewal period, such notice to contain a proposed amended Work Plan and Research Budget to cover the activities to be conducted during such extension period (the Initial Research Term, as it may be extended in accordance with this Section 3.6.2 (Extension of Research Term), the “Research Term”). Upon receipt of such notice of extension, Catalyst shall have a period of 30 days in which to agree to such extension (such agreement not to be unreasonably withheld, conditioned, or delayed), which it shall do by written notification to Biogen. If Catalyst does not so agree with such proposed extension, no such extension shall be in effect. Notwithstanding anything to the contrary set forth in this Agreement, except as provided under Section 3.6.3, Catalyst will complete all Catalyst Research Activities in accordance with the Work Plan that are ongoing or incomplete at the end of the Research Term (whether the Initial Research Term or extension thereof), and the Research Term will be extended until the completion of all such activities as set forth under the Work Plan. In connection with any extension of the Research Term pursuant to this Section 3.6.2 (Extension of Research Term), the JSC will amend the Work Plan, including the Research Budget, as necessary, to cover the activities to be conducted during such extension period.

3.6.3Termination or Expiration of Research Program.

(a)Termination by Biogen. Biogen may terminate the Research Program, at its sole discretion at any time, upon 60 days’ prior written notice to Catalyst. In the event of such a termination, Catalyst shall wind-down any on-going Catalyst Research Activities in an expeditious manner and not commence any new Catalyst Research Activities following its receipt of the termination notice. Biogen will reimburse Catalyst in accordance with Section 7.2 (Reimbursement of Research Costs) for any [***]. Catalyst will use commercially reasonable efforts to mitigate such costs.

(b)No Effect on Agreement. For the avoidance of doubt, expiration or termination of the Research Program in and of itself shall have no effect on the continued effectiveness of this Agreement which shall continue in full force and effect, subject to ARTICLE 12 (Term and Termination).

(c)Transfers upon Termination or Expiration. Without limiting Section 5.1 (Technology Transfer) or Section 6.3 (Catalyst Manufacturing Support), upon the termination or expiration of the Research Term, Catalyst shall transfer or otherwise make available to Biogen to the extent not already in Biogen’s possession, all tangible embodiments of Licensed Know-How, Deliverables, Results, and other records generated pursuant to, or prepared as a result of, the Research Program.

3.7Reporting Obligations Following a Change in Control. In the event Catalyst that undergoes a Change of Control, then except for reports required to be provided pursuant to ARTICLE 7 (Payments) hereunder (i.e., royalty reports and notifications of achievement of Sales Milestone Events and Development Milestone Events), all reporting obligations of Biogen (including for example pursuant to this ARTICLE 3 (Collaboration), ARTICLE 4 (Governance), and any diligence or other reports required to be provided pursuant to ARTICLE 5 (Development, Regulatory Matters, and Commercialization)) will terminate on the date such Change of Control closes or otherwise becomes effective.

3.8Designation of Development Candidates. The JSC shall review and discuss from time to time the status of Compounds and whether or not any Compound meets the Development Candidate Criteria, or should otherwise be determined to be appropriate for the commencement of IND-Enabling Studies. Any such Compound so approved by the JSC to have met the Development Candidate Criteria or otherwise be appropriate for the commencement of IND-Enabling Studies shall be deemed a Development Candidate. Any disagreement with respect to whether such Development Candidate Criteria have been met, or whether a Compound otherwise is appropriate for the commencement of IND-Enabling Studies shall be subject to Biogen’s final decision-making authority in accordance with Section 4.2.4 (Decision Making Authority). For clarity, at any time during the Term, Biogen shall nonetheless have the right to determine whether any Compound meets the Development Candidate Criteria or otherwise is appropriate for the commencement of IND-Enabling Studies. As used in this Agreement, “Development Candidate” means each Compound (a) that meets the Development Candidate Criteria (whether determined by the JSC or Biogen); (b) that does not meet the Development Candidate Criteria but nonetheless is determined by the JSC (or by Biogen) as appropriate for the commencement of IND-Enabling Studies, or (c) for which Biogen otherwise elects to commence IND-Enabling Studies.

ARTICLE 4
GOVERNANCE

4.1Alliance Management.

4.1.1Alliance Managers. Each Party will appoint a single individual who possesses sufficient alliance management experience and is otherwise suitably qualified and that has the requisite decision-making authority, in each case, to act as its alliance manager under this Agreement to support the Research Activities and the Research Program (the “Alliance Manager”). The initial Alliance Managers will be appointed within 30 days of the Effective Date. Each Party may change the person designated as its Alliance Manager upon written notice (including via email notification) to the other Party, provided that such new Alliance Manager possesses sufficient alliance management experience and otherwise meets the requirements set forth in this Section 4.1.1 (Alliance Managers).

4.1.2Roles and Responsibilities. The Alliance Managers will be responsible for (a) facilitating the flow of information and otherwise promoting communication of the day-to-day work for the Research Program, (b) coordinating the Research Activities, (c) providing a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues, (d) assisting the integration of teams across functional areas, (e) preparing and disseminating agendas and presentations for the JSC meetings, (f) conducting the meetings of the JSC, and (g) performing such other functions as requested by the JSC.

4.2Joint Steering Committee.

4.2.1Formation. As soon as practicable, but no later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to oversee the Research Activities. The JSC will be comprised of [***], each of whom will have the appropriate experience and expertise to perform its responsibilities on the JSC, [***]. Each Party will provide notice to the other Party of its initial representatives to the JSC. Either Party may replace its representatives with similarly qualified individuals at any time upon prior written notice to the other Party. If agreed by the JSC on a case-by-case basis, the JSC may invite other non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and that any such non-employee participants are bound by written obligations of non-use and confidentiality no less stringent than those set forth in ARTICLE 9 (Confidentiality). The Alliance Managers will be responsible, on behalf of the JSC, for setting the agenda for meetings of the JSC with input from the other members and for conducting the meetings of the JSC. Neither Alliance Manager will be a member of the JSC, but the Alliance Managers or suitable designees will attend all meetings of the JSC.

4.2.2Meetings. The JSC will meet in person (alternating between a site designated by each of Catalyst and Biogen) or by teleconference at least once every Calendar Quarter, or with such other frequency as the Parties may agree. Specific meeting dates will be determined by agreement of the Parties. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) upon at least 10 Business Days’ prior written notice to the other Party if such requesting Party reasonably believes that a significant matter must be addressed before the next regularly scheduled JSC meeting. Biogen will host the first meeting of the JSC at a mutually agreeable time and place no later than 60 days after the Effective Date. Each Party will be responsible for its own expenses relating to attendance at or participation in JSC meetings. The Alliance Managers will prepare and disseminate agendas and presentations no later than five Business Days in advance of each JSC meeting unless otherwise agreed to by the Parties in writing. The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting within 10 Business Days after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within 30 days thereafter.

4.2.3Responsibilities. The JSC will oversee and monitor the progress of the Research Activities. Within such scope the JSC will, subject to Section 4.2.4 (Decision Making Authority) and Section 4.2.5 (Limits of JSC Decision Making Authority):

(a)review and approve any amendments to the Work Plan and associated Research Budget;

(b)oversee and guide the Research Program, including by discussing the Research Activities conducted since the previous JSC meeting;

(c)oversee and guide the technology transfers contemplated pursuant to this Agreement;

(d)consider and advise on any technical issues that arise under the Research Program;

(e)form such other committees as the JSC may deem appropriate, including individual committees to oversee the Research Activities;

(f)discuss, plan, and coordinate the transition of Manufacturing activities and transfer of Know-How to Biogen that is necessary or useful for the Manufacture of Compounds and Products;

(g)attempt to resolve any disputes on an informal basis; and

(h)perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the written agreement of the Parties.

4.2.4Decision Making Authority. A quorum for a meeting of the JSC will require the presence of at least one representative from each Party. The JSC will endeavor to reach decisions by consensus, with each Party, through its representative members of the JSC, having one vote, provided that a quorum must be present for any decision to be made by the JSC. In the event that the JSC is unable to reach consensus on any decision at the meeting during which the applicable matter is presented to the JSC, then, subject to the terms of this Agreement, including Section 4.2.5 (Limits on JSC Decision Making Authority), Biogen will have final decision making authority with respect to such decision, including any amendment to the Work Plan or Research Budget.

4.2.5Limits on JSC Decision Making Authority. Notwithstanding anything to the contrary set forth in this Agreement, without Catalyst’s prior written consent, no decision of the JSC or Biogen (in the exercise of its final decision‑making authority on any such matters as set forth in Section 4.2.4 (Decision Making Authority)), in each case, may:

(a)[***]

(b)[***]

(c)require that Catalyst take or decline to take any action that would be reasonably likely to result in a violation of any Applicable Law, the requirements of any Regulatory Authority, or any agreement between Catalyst and any Third Party, or, that would be reasonably likely to result in the infringement, misappropriation, or other violation of any Intellectual Property of any Third Party; or

(d)conflict with this Agreement.

4.3Termination of Decision-Making Authority and Disbandment of the JSC.

4.3.1Decision Making Authority. The JSC’s decision-making authority will terminate (a) with respect to a Compound, upon the date on which (i) such Compound has either been (A) designated as a Development Candidate in accordance with Section 3.8 (Designation of Development Candidates); or (B) determined by Biogen to be appropriate for commencement of IND-Enabling Studies, and (ii) Catalyst has completed all assigned Catalyst Research Activities with respect to such Compound; and (b) in its entirety, upon expiration or early termination of the Research Term.

4.3.2Disbandment. The JSC will terminate and disband upon expiration or early termination of the Research Term. Prior to the termination of the JSC, the JSC will have a final meeting to review the results of the all Research Activities and for clarity will have no further authority with respect to any activities under this Agreement.

ARTICLE 5
DEVELOPMENT, REGULATORY MATTERS, AND COMMERCIALIZATION

5.1Technology Transfer.

5.1.1Initial Transfer. Catalyst will make available to Biogen copies of all Licensed Know-How in its Control as of the Effective Date no later than 30 days after the Effective Date.

5.1.2Collaborative Period. Concurrently with Catalyst’s delivery to Biogen of a Research Report, Catalyst will make available to Biogen copies of all Licensed Know-How that was generated under the Research Program or otherwise made, conceived, discovered, or otherwise generated or acquired since the prior such report. In addition, after the Research Term and until expiration of the Collaborative Period, from time to time but no less frequently than once per Calendar Quarter, Catalyst will transfer to Biogen any Licensed Know-How either (i) intended to be, but not previously made available to Biogen or (ii) made, conceived, discovered, or otherwise generated or acquired since the previous transfer of such Licensed Know-How.

5.1.3Other Support. After the Collaborative Period, from time to time during the Term [***] Catalyst will transfer to Biogen any Licensed Know-How intended to be, but not previously made available to Biogen. In addition, after the Collaborative Period, upon the reasonable request of Biogen, Catalyst shall make available to Biogen any Licensed Know-How that is [***]. During the Term and until [***], Catalyst will make its personnel reasonably available to Biogen so as to enable Biogen to practice the Licensed Technology in connection with the Exploitation of Compounds and Products. [***]

5.2Development and Medical Affairs. Subject to any applicable decision-making authority of the JSC during the Research Term, Biogen will have sole control over, will bear all costs and expenses of, and will have sole discretion and decision-making authority with respect to, the Development of, and the performance of all Medical Affairs with respect to, Compounds and Products.

5.3Regulatory Activities. Biogen will have sole control over the preparation and submission of all Regulatory Submissions for all Products at its own cost and expense, including all MAAs and applications for obtaining, supporting, and maintaining Regulatory Approvals (including Reimbursement Approvals) for all Products. Biogen may file all such applications in its own name (or in the name of its designee) and, as between the Parties, will own and control all such applications. [***] upon Biogen’s reasonable request, Catalyst will reasonably cooperate to assist Biogen in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals for each Product (which assistance must be in accordance with Applicable Law and any other standards of the applicable Regulatory Authorities).

5.4Commercialization. Biogen will have sole control over, will bear all costs and expenses of (except as set forth in ARTICLE 7 (Payments and Royalties)), and, without limiting its obligations under Section 5.5.2 (Commercialization Diligence Obligations), will have sole discretion and decision-making authority with respect to, the Commercialization of all Compounds and Products.

5.5Diligence Obligations.

5.5.1Development Diligence Obligations. Subject to Catalyst’s performance of its obligations under the Work Plan, beginning as of the Diligence Trigger, Biogen, itself or through its Affiliates, Sublicensees, or Subcontractors, will use Commercially Reasonable Efforts to [***].

5.5.2Commercialization Diligence Obligations. Biogen, itself or through its Affiliates, Sublicensees, or Subcontractors, will use Commercially Reasonable Efforts to [***].

5.5.3Limitation. The covenants contained in this Section 5.5 (Diligence Obligations) are the only agreements or commitments made by Biogen with respect to the level of efforts or resources to be expended by it, its Affiliates, its Sublicensees or Subcontractors in respect of the Exploitation of any Compound or Product, and except as expressly set forth in this Section 5.5 (Diligence Obligations), such Exploitation shall be in Biogen’s sole discretion. For clarity, Biogen will have no other diligence obligations under this Agreement with respect to the Development, Regulatory Approval, Commercialization, or other Exploitation of any Compound or Product except as expressly set forth in this Section 5.5 (Diligence Obligations).

5.6Reimbursement for Assistance. [***].

5.7Annual Reports. Following the Calendar Year in which the expiration or termination of the Research Term occurs, and each Calendar Year thereafter, Biogen shall provide Catalyst with a written report that summarizes at a high level material Development activities performed by Biogen and its Affiliates, Sublicensees, and Subcontractors with respect to Compounds and Products during such Calendar Year within [***] after the end of such Calendar Year; provided that the obligation to provide such reports shall terminate at such time as Biogen no longer has obligations under Section 5.5.1 (Development Diligence Obligations).

ARTICLE 6
MANUFACTURING

6.1General Responsibilities. Following successful manufacturing technology transfer as set forth in Section 6.3 (Manufacturing Technology Transfer) for each relevant Compound or Product, Biogen will have sole responsibility for, and sole decision-making authority with respect to, all Manufacturing activities and associated costs and expenses for the Manufacture of such Compound or Product.

6.2Observation by Biogen; Transfer of CMO Agreements.

6.2.1General. From time to time during the Research Term and until successful manufacturing technology transfer as set forth in Section 6.3 (Manufacturing Technology Transfer), Catalyst will provide Biogen with the opportunity, upon Biogen’s reasonable request and during normal business hours, to observe and discuss with relevant personnel of Biogen or any Third Party contract manufacturing organization (“CMO”) engaged by Catalyst the Manufacturing processes and procedures for Compounds (including to review assays, batch records, and release processes and procedures) for the purpose of enabling Biogen or a CMO designated by Biogen to Manufacture such Compounds and Products that incorporate such Compounds pursuant to Section 6.3 (Manufacturing Technology Transfer).

If Catalyst utilizes a CMO for the Manufacture of any Compound, then Catalyst will take all reasonable actions, including entering into a three-party agreement with Biogen and such CMO, to enable Biogen to exercise its rights under Section 6.3 (Manufacturing Technology Transfer) and this Section 6.2 (Observation by Biogen; Transfer of CMO Agreements).

6.2.2Transfer of CMO Agreements. Without limiting the foregoing, Catalyst agrees that, if requested by Biogen, it will (or cause its Affiliates to, as applicable), to the extent legally permissible: (a) assign to Biogen or its designee any existing agreements with a CMO for the Manufacture of Compounds and all Products that incorporate such Compounds; or (b) assist Biogen or its Affiliate in entering into new agreements directly with such CMO for such Manufacture. If any such existing CMO agreement is assigned to Biogen, Catalyst will be solely responsible for, and will indemnify and hold harmless Biogen and all other Biogen Indemnified Parties from and against any costs and other Liabilities arising from, or relating to, any such CMO agreement as a result of, or in connection with, events or occurrences prior to the date of such assignment (including any payments that accrued prior to the date of such assignment but which do not become payable until after the date of such assignment). Biogen will be solely responsible for, and will indemnify and hold harmless Catalyst and all other Catalyst Indemnified Parties from and against any costs and other Liabilities arising from, or relating to, any such CMO agreement as a result of, or in connection with, events or occurrences on or after the date of such assignment.

6.3Manufacturing Technology Transfer. In addition to the technology transfers provided for in Section 5.1 (Technology Transfer), following designation of a Development Candidate and no later than [***] following Biogen’s written request (email is acceptable) with respect to any such Development Candidate, the Parties will develop and agree upon a plan for the transfer of the manufacturing process and related Licensed Know-How then in existence for such Development Candidate (each, a “Manufacturing Tech Transfer Plan”) that will include all activities necessary to enable Biogen (or a CMO designated by Biogen) to Manufacture the applicable Development Candidate and all Products that incorporate such Development Candidate, utilizing such process. The Parties will perform the activities set forth in the Manufacturing Tech Transfer Plan for each such Development Candidate as quickly as possible following the Parties’ agreement thereon, but in any event no later than [***] following such agreement with respect to such plan. Thereafter [***].

6.4Reimbursement for Catalyst Manufacturing Support. [***]

ARTICLE 7
PAYMENTS AND ROYALTIES

7.1Upfront Fee. In consideration of the licenses and rights granted to Biogen and its Affiliates hereunder, Biogen will pay to Catalyst a one-time upfront payment of fifteen million Dollars ($15,000,000) within 10 Business Days after the Effective Date.

7.2Reimbursement of Research Costs.

7.2.1Nonbinding Estimates. Within [***] after the conclusion of each Calendar Quarter during the Research Term, for planning purposes, Catalyst will deliver a summary report containing nonbinding estimates of the FTE Costs and Out-of-Pocket Costs incurred by Catalyst in the performance of Catalyst Research Activities during such Calendar Quarter for which Catalyst expects to request reimbursement.

7.2.2Cost Reports and Invoices. Within [***] after the conclusion of each Calendar Quarter during the Research Term, Catalyst will deliver the quarterly report as described in Section 3.4.1 (Reports). Such report shall include the following information: (a) all FTE Costs and Out-of-Pocket Costs (along with reasonable supporting documentation), in each case, incurred by or on behalf of Catalyst during the applicable Calendar Quarter in the performance of the Catalyst Research Activities during such Calendar Quarter (the “Quarterly Expenses”) and (b) a reasonable non-binding rolling estimate of the projected FTE Costs and Out-of-Pocket Costs, in each case, to be incurred on a Calendar Quarter-by-Calendar Quarter basis by or on behalf of Catalyst in order to complete the Catalyst Research Activities as set forth under the Work Plan. Such report shall also include a reasonably detailed invoice for the Quarterly Expenses (on a work stream-by-work stream basis) for which Catalyst is seeking reimbursement. Biogen shall reimburse Catalyst for such Quarterly Expenses, provided that, notwithstanding the foregoing, Biogen shall not be obligated to reimburse Catalyst for any Quarterly Expenses which [***] unless such excess costs are approved by the JSC. Payments under this Section 7.2.2 with respect to any Calendar Quarter will be made within [***] following the receipt by Biogen of the report and invoice for the applicable research costs for such Calendar Quarter.

7.2.3[***]

7.3Milestone Payments.

7.3.1Development Milestones.

(a)General. Biogen will make one-time milestone payments (each, a “Development Milestone Payment”) to Catalyst upon the first achievement by Biogen or its Affiliates or Sublicensees of each of the development milestone events set forth in TABLE 7.3.1 below for the first Product that is Covered by a Valid Claim (at the time of such achievement) of a Licensed Patent Right, Patent Right within the Arising IP, or Assigned Patent Right (each, a “Development Milestone Event”), to achieve the applicable Development Milestone Event. For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once upon the first achievement of the applicable Development Milestone Event by any Product. No additional Development Milestone Payments will be made for any subsequent achievement of such Development Milestone Event by such Product or any other Product regardless of whether such other Product contains the same Compound.

(b)Milestone Catch-Up. If one or more Development Milestone Events involving the Initiation of a Clinical Trial are skipped (i.e., a Development Milestone Event is achieved prior to such a Development Milestone Event involving the Initiation of a Clinical Trial that precedes such first Development Milestone Event in the table below), then such skipped Development Milestone Event(s) will be payable upon achievement of the subsequent Development Milestone Event (e.g., where no Initiation of a Phase II Clinical Trial occurs, but the Initiation of a Phase III Clinical Trial occurs with respect to the same Product, then at the time of payment of the Development Milestone Payment for Initiation of the Phase III Clinical Trial Biogen shall also pay to Catalyst the Development Milestone Payment for Initiation of the Phase II Clinical Trial). For clarity, a Development Milestone Event in one territory will not be deemed to be skipped solely because a subsequent Development Milestone Event was achieved in a different territory (e.g., the First Commercial Sale of a Product in the third Major European Market will not be deemed to trigger a Development Milestone Payment for the First Commercial Sale of any Product in the United States).

(c)Notification of Achievement. Biogen will notify Catalyst of the achievement of a Development Milestone Event by Biogen or its Affiliates or Sublicensees no later than [***] after Biogen becomes aware of the achievement thereof. Thereafter, Catalyst will provide Biogen with an invoice for the corresponding Development Milestone Payment. Biogen will pay to Catalyst such Development Milestone Payment no later than [***] after its receipt of the applicable invoice. For clarity, the total Development Milestone Payments that may become due and payable under this Agreement shall in no event exceed [***].

TABLE 7.3.1 – Development Milestones
Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.3.2Sales Milestones.

(a)General. Biogen will make one-time sales milestone payments (each, a “Sales Milestone Payment” and together with the Development Milestone Payments, the “Milestone Payments”) to Catalyst upon the achievement by Biogen or its Affiliates or Sublicensees of each of the sales-based milestones events (each, a “Sales Milestone Event”) set forth in TABLE 7.3.2 below with respect to [***] (“Annual Net Sales”). Each of the Sales Milestone Payments set forth below will be payable only one time, and, except as otherwise provided in Section 7.3.2(b) (Notification of Achievement), only for the first Calendar Year in which the corresponding Sales Milestone Event is achieved.

(b)Notification of Achievement. Biogen will notify Catalyst in writing of the achievement of a Sales Milestone Event by Biogen or its Affiliates or Sublicensees no later than 45 days after the end of the Calendar Year in which such Sales Milestone Payment is achieved. Thereafter, Catalyst will provide Biogen with an invoice for the corresponding Sales Milestone Payment. Biogen will pay to Catalyst such Sales Milestone Payment no later than [***] after its receipt of the applicable invoice. If more than one Sales Milestone Event is achieved by Biogen or its Affiliates or Sublicensees in any Calendar Year, Biogen will only be obligated to pay the highest Sales Milestone Payment corresponding to any Sales Milestone Event that was achieved in such Calendar Year and (except as provided in the next sentence) no other Sales Milestone Payments for such Calendar Year. [***]

TABLE 7.3.2 – Sales Milestones
Sales Milestone Event	Sales Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.4Royalties.

7.4.1Royalty Payments. Subject to the provisions of Section 7.4.4 (Payment Adjustments), on a Product-by-Product and country-by-country basis, Biogen will pay to Catalyst royalties on aggregate Net Sales in each Calendar Year resulting from the sale of a Product in the Territory during the applicable Royalty Term for such Product in each country (each, the “Per Product Annual Net Sales”) in the amounts set forth in TABLE 7.4.1 below.

TABLE 7.4.1 – Marginal Royalty Rates
Per Product Annual Net Sales	Marginal Royalty Rate (% of Per Product Annual Net Sales)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each marginal royalty rate set forth in TABLE 7.4.1 above will apply only to that portion of the Per Product Annual Net Sales of a given Product in the Territory during a given Calendar Year that falls within the indicated range. For example, [***]

7.4.2Royalty Term. On a Product-by-Product and country-by-country basis, Biogen’s obligation to pay royalties will begin upon the First Commercial Sale of a Product in a country and will expire upon the later of (a) the expiration of the last-to-expire Valid Claim of a (i) Licensed Patent Right, (ii) Patent Right within the Arising IP; and (iii) Assigned Patent Right, in each case (of (i)-(iii)) Covering the composition of matter of such Product in such country; or (b) the tenth anniversary of the First Commercial Sale of the first Product in such country (the “Royalty Term”).  Upon expiration of the Royalty Term for a given Product in a given country: (i) no further royalties will be payable in respect of sales of such Product in such country, (ii) sales of such Product in such country will not be included in the calculation of aggregate Net Sales under Section 7.3.2 (Sales Milestones) (i.e., for purposes of determining whether a Sales Milestone Event has been achieved) or for purposes of calculating the royalty tiers pursuant to Section 7.4.1 (Royalty Payments) and (iii) the licenses granted under Section 2.1.1 (Exclusive License) with respect to the Exploitation of such Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free. For clarity, only a single royalty will be payable on the sale of a Product regardless of the number of Valid Claims Covering such Product during the applicable Royalty Term.

7.4.3Royalty Reports; Payments.

(a)Royalty Reports. No later than [***] after the end of each Calendar Quarter during which any royalty payments are owed, Biogen will submit to Catalyst a written report of Net Sales of Products sold, in the currency for which such Products were sold (and, if the currency of sale was not Dollars, also in Dollars), by or on behalf of Biogen and its Affiliates and Sublicensees during such Calendar Quarter, and the royalty payments payable on such Net Sales, in sufficient detail to permit confirmation of the accuracy of royalty payments paid hereunder.

(b)Royalty Payments. Royalties will be payable on a Calendar Quarter basis. Biogen will make any such payments within [***] after the end of the Calendar Quarter during which the applicable Net Sales of Products occurred.

7.4.4Payment Adjustments.

(a)Reductions for Patent Expiry, Generic Versions, and Compulsory Licenses. Subject to Section 7.4.4(c) (Maximum Payment Reductions), the royalties payable under Section 7.4 (Royalties) with respect to Net Sales of a Product in a country shall be reduced as follows:

(i)upon the expiration of the last to expire Valid Claim of a Licensed Patent Right, Patent Right within the Arising IP, and Assigned Patent Right, in each case Covering the composition of matter of such Product in such country, the royalties payable pursuant to Section 7.4 (Royalties) with respect to Net Sales of such Product in such country will be reduced by [***] for the remainder of the Royalty Term for such Product in such country (if any); and

(ii)upon the earlier of (A) the date on which a Third Party first sells a Generic Version of such Product in such county, or (B) the date on which a Third Party sells any product that contains the same Compound as such Product in such country under a compulsory license granted or ordered to be granted by a competent Governmental Authority (a “Compulsory License”), the royalties payable pursuant to Section 7.4 (Royalties) with respect to Net Sales of such Product in such country will be reduced by an additional [***] of the royalties otherwise payable pursuant to Section 7.4 (Royalties) (calculated after giving effect to any adjustment pursuant to Section 7.4.4(a)(i)) for the remainder of the Royalty Term for such Product in such country (if any) [***].

(b)Third Party Payments. Without limiting Biogen’s rights or Catalyst’s responsibilities under Section 7.4.5 (Third Party Agreements), if Biogen or any Affiliate or Sublicensee thereof enters into an agreement with a Third Party to obtain rights (whether by acquisition or license) under a Patent Right or other Intellectual Property owned or controlled by such Third Party, and such rights are necessary or useful to Exploit one or more Compounds or Products (but not any Other Active of any Combination Product), then, subject to Section 7.4.4(c) (Maximum Payment Reductions), Biogen may offset against the royalties due to Catalyst an amount equal to [***] of the amounts paid to such Third Party under such agreement (including any upfront payments, milestone payments, royalties (whether based on net sales or profits)); provided that if such agreement also includes a license under Intellectual Property that Covers products other than any Compound or Compound Component of any Product, such reduction shall only apply to an appropriately allocated portion of such payments (such allocation to be done in good faith by Biogen). [***].

(c)Maximum Payment Adjustments. In no event will the royalties payable to Catalyst in a given Calendar Quarter be reduced by more than [***] of the aggregate amount that would otherwise be payable to Catalyst in respect of such royalties in such Calendar Quarter (as set forth in TABLE 7.4.1) as a result of the reductions permitted pursuant to Section 7.4.4(a) (Reductions for Patent Expiry, Generic Versions, and Compulsory Licenses) and Section 7.4.4(b) (Third Party Payments). Biogen may carry forward any such reductions permitted under Section 7.4.4(a) (Reductions for Patent Expiry, Generic Versions, and Compulsory Licenses) and Section 7.4.4(b) (Third Party Payments) that are incurred or accrued in a Calendar Quarter but are not applied against royalties due to Catalyst in such Calendar Quarter as a result of the foregoing floor. Biogen may apply such amounts against royalties due to Catalyst in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 7.4.4(c) (Maximum Royalty Adjustments)) until the full amount of such reduction has been fully applied against royalties due to Catalyst.

(d)Compulsory Licenses. Notwithstanding any other provision hereof, in no event will the royalties payable under this Section 7.4 (Royalties) on the sale of any Product by a Sublicensee pursuant to a Compulsory License exceed the royalty actually received by Biogen or its Affiliates from such Sublicensee with respect to such sale.

7.4.5Third Party Agreements. Catalyst will be solely responsible for (i) all obligations (including any royalty or other payment obligations, including those which relate to the Licensed Technology or Assigned Patent Rights) under any agreement between Catalyst or any Affiliate thereof and any Third Party that is in effect as of the Effective Date or that Catalyst or any Affiliate thereof enters into during the Term and (ii) all payments to inventors (other than inventors that are representatives of Biogen) of Licensed Technology, Assigned Patent Rights, Results, and Deliverables, including payments under inventorship compensation laws.

7.5Payment Method. All payments to be made between the Parties under this Agreement will be made in Dollars and may be paid by wire transfer in immediately available funds to a bank account designated by Catalyst; provided that in no event will Biogen be obligated to make payments under this Agreement to any Person organized in any jurisdiction outside of the U.S. without Biogen’s prior written consent. All undisputed invoiced amounts are due within [***] following the date of the invoice, unless a different time period is specified herein.

7.6Currency Exchange. Biogen’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars.

7.7Late Payments. If a Party does not receive payment of any undisputed sum due to it on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of one percentage point over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under Applicable Law, whichever is lower.

7.8Taxes.

7.8.1Responsibility. Except as expressly set forth in Section 7.8.2 (Withholding Taxes), Catalyst will pay any and all taxes levied on account of all payments it receives under this agreement.

7.8.2Withholding Taxes. Catalyst will provide such information and documentation to Biogen as are reasonably requested by Biogen to determine if any withholding taxes apply to any payments to be made by Biogen to Catalyst under this Agreement. Solely to the extent that Applicable Law requires that taxes be withheld with respect to any such payments to be made by Biogen to Catalyst under this Agreement, Biogen will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Catalyst on a reasonable and timely basis following such tax payment. Any such payments made to any taxing authority in accordance with the foregoing shall be deemed to have been made to Catalyst in satisfaction of the applicable payment obligation as contemplated in this Agreement. Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect.

7.9Financial Audits.

7.9.1Record Retention; Audits. Each Party will keep (and will cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to (a) in the case of Biogen [***] (the “Catalyst Records”), in each case ((a) and (b)), in reasonable detail to permit the other Party to confirm the accuracy of all payments or costs reported, for at least the preceding [***]. Upon reasonable (but in any case no less than [***]) advance notice by one Party (the “Auditing Party”) to the other Party (the “Audited Party”) and not more than [***], the Audited Party and its Affiliates will permit, and will cause their Sublicensees to permit, an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to have access during normal business hours to such of the records of the Audited Party and its Affiliates and, if applicable, their Sublicensees, as may be reasonably necessary to verify the accuracy of (i) in the case of Biogen as the Audited Party [***] and (ii) in the case of Catalyst as the Audited Party, [***]. The accounting firm will enter a confidentiality agreement reasonably acceptable to the Audited Party governing the use and disclosure of the Audited Party’s information disclosed to such firm, and such firm will disclose to the Auditing Party only whether information provided by the Audited Party to the Auditing Party as described in clauses (a) and (b) above was accurate and the specific details concerning any discrepancies, which information will be Confidential Information of the Audited Party.

7.9.2Audit Disputes. Any disputes with respect to the findings of such accounting firm may be referred by either Party to the dispute resolution procedure set forth in Section 13.8 (Dispute Resolution). If either Party is found to have been underpaid any amounts payable to such Party hereunder or to have overpaid to the other Party any amounts payable hereunder, then such first Party will be entitled to receive any undisputed discrepancy, plus interest as set forth in Section 7.7 (Late Payments), no later than [***] after delivery to the Parties of the final report of such accounting firm. For clarity, in the case of Biogen, all or any portion of the amount of such discrepancy may be set of against any other payments owed to Catalyst under this Agreement. The fees charged by such accounting firm will be paid by the Auditing Party; provided that if the audit discloses a net underpayment of amounts owed or over-reporting of expenses by the Audited Party of more than [***] of total amounts owed or expenses reported by the Audited Party for any Calendar Year period covered by the audit, then, in addition to the payment of the underpaid amount (or reimbursement of the overpaid amount, as applicable), the Audited Party will pay the reasonable fees and expenses charged by such accounting firm. The Auditing Party will treat all financial information disclosed by its accounting firm pursuant to this Section 7.9 (Financial Audits) as Confidential Information of the Audited Party for purposes of ARTICLE 9 (Confidentiality) of this Agreement, and will cause its accounting firm to do the same.

ARTICLE 8
REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1Mutual Representations and Warranties of the Parties. Each Party represents and warrants to the other Party as of the Effective Date that:

8.1.1it is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations, in each case, under this Agreement;

8.1.2the execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;

8.1.3this Agreement has been duly executed and delivered on behalf of such Party, and is valid, legally binding, and enforceable against such Party in accordance with its terms;

8.1.4the performance of this Agreement by such Party does not create a breach or default under any other agreement to which it is a Party;

8.1.5the execution, delivery, and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any Governmental Authority; and

8.1.6it has obtained all necessary government authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with Governmental Authorities, under any Applicable Law currently in effect, that are or will be necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

8.2Additional Representations and Warranties of Catalyst. Catalyst represents and warrants to Biogen as of the Effective Date that:

8.2.1it has the full right, power, and authority to grant all of the licenses and rights granted under this Agreement;

8.2.2(a) Schedule 1.87 (Existing Licensed Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that are owned or otherwise Controlled by Catalyst or any of its Affiliates and Cover the performance of the Research Activities or the Exploitation of any Compound; and (b) except as otherwise noted on Schedule 1.87 (Existing Licensed Patent Rights), Catalyst exclusively owns all rights, title, and interests in and to such Patent Rights, and where Catalyst does not exclusively own any such Patent Right, Schedule 1.87 (Existing Licensed Patent Rights) identifies the owner of such Patent Right and the Existing In-License pursuant to which Catalyst (or its Affiliate) Controls such Patent Right;

8.2.3the documents, data, and information that are included in the Licensed Know-How listed on Schedule 8.2.3 (Licensed Know-How) constitute all of the Know-How owned or otherwise Controlled by Catalyst or any of its Affiliates as of the Effective Date that is necessary to perform its obligations under the Research Program;

8.2.4there are no pending or threatened in writing actions, suits, claims, arbitrations, or other proceedings, that the practice of the Licensed Technology by Catalyst or its Affiliates or licensees has infringed, misappropriated, or otherwise violated, or would infringe, misappropriate, or otherwise violate, any of the Intellectual Property of any Third Party;

8.2.5there are no claims, judgments, or settlements against or pending, or amounts with respect thereto, owed by Catalyst or any of its Affiliates, with respect to the Licensed Technology, and Catalyst has not received written notice threatening any such claims, judgments, or settlements;

8.2.6to Catalyst’s Knowledge, practice by Catalyst or Biogen under the Licensed Technology of the activities set forth in the Work Plan, including the manufacture, use or sale by Catalyst or Biogen (or their respective Affiliates or Sublicensees) of the Compounds referred to as CB-2963, CB-2782 or CB-2782-PEG, in each case, for use in the Research Program as contemplated under this Agreement, does not and will not (as of the Effective Date) infringe any issued patent of any Third Party or, if and when issued, any claim within any published patent application of any Third Party;

8.2.7Catalyst has received no written notice that any Third Party has challenged the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);

8.2.8to Catalyst’s Knowledge, no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate the Licensed Technology;

8.2.9all fees required to be paid by Catalyst in any jurisdiction in order to maintain the Licensed Patent Rights have been timely paid and, to Catalyst’s Knowledge, the Licensed Patent Rights are valid, subsisting, and enforceable;

8.2.10Catalyst has not previously assigned, transferred, conveyed, or granted any license or other rights under the Licensed Technology in any way that would conflict with or limit the scope of any of the rights or licenses to be granted to Biogen hereunder;

8.2.11Catalyst is the sole and exclusive (i) legal, beneficial, and record owner of all Patent Rights set forth on Schedule 1.87 (Existing Licensed Patent Rights) and Know-How listed on Schedule 8.2.3 (Licensed Know-How); or (ii) holder of a legal and valid license to all such Patent Rights and Know-How, in each case, free and clear of all liens and encumbrances of any type;

8.2.12Catalyst has obtained from all individuals who participated as of the Effective Date in any respect in the invention or authorship of any Licensed Technology effective written assignments of all ownership rights of such individuals in such Licensed Technology; and no Person who claims to be an inventor of an invention claimed in a Licensed Patent Right is not identified as an inventor of such invention in the filed patent documents for such Licensed Patent Right;

8.2.13the inventorship of the Licensed Patent Rights is properly identified on each issued patent or patent application in the Licensed Patent Rights;

8.2.14there are no Third Party agreements pursuant to which Catalyst Controls or purports to Control any of the Licensed Technology, other than the agreements expressly disclosed in Schedule 8.2.14 (Existing In-Licenses) (the “Existing In-Licenses”), true and complete copies of which have been provided to Biogen;

8.2.15no written notice of default or termination has been received or given under any agreement pursuant to which Catalyst Controls any Licensed Technology (including under any Existing In-License) and all such agreements are in full force and effect, and no act or omission by Catalyst or its Affiliates has occurred that constitutes a default or provides a right to terminate any such agreement;

8.2.16Catalyst and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Licensed Know-How) and to Catalyst’s Knowledge, such Licensed Know-How has not been used by, or disclosed to, any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;

8.2.17Neither Catalyst nor any of its Affiliates has entered into a government funding relationship that would result in any payment obligations to any Governmental Authority or any rights to any Compound, Product or Licensed Technology residing in any Governmental Authority; the Licensed Technology and the Exploitation thereof are not subject to overriding obligations to the United States federal government as set forth in Public Law 96 517 (35 U.S.C. § 200 -204), as amended, or any similar obligations under the Applicable Laws of any state or other country;

8.2.18all information disclosed to Biogen by Catalyst as of the Effective Date relating to the Licensed Technology, and the materials and methods to be employed by Catalyst in the performance by or on behalf of Catalyst of the Research Activities under the Work Plan and otherwise under this Agreement is, at the time of disclosure, accurate in all material respects; and

8.2.19Catalyst has not intentionally failed to furnish Biogen with any information requested by Biogen, or intentionally concealed from Biogen any information in its possession relating to the Licensed Technology or any Compound, in each case, that Catalyst reasonably believes would be material to Biogen’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

8.3Covenants of Catalyst. Catalyst covenants to Biogen that:

8.3.1during the Term, Catalyst will not, and will cause its Affiliates not to: (a) assign, transfer, convey, or grant any license or other rights to any rights, title, and interests in or to the Licensed Technology in any way that would conflict with or limit the scope of any of the rights or licenses granted hereunder; or (b) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, Liability, or other restriction (including in connection with any indebtedness);

8.3.2Catalyst will, and will cause its Affiliate to, remain in compliance in all respects with the Existing In-Licenses and it will not without Biogen’s written consent, terminate, amend, or waive any rights under, any Existing In-License in a manner that adversely affects the rights granted hereunder or Catalyst’s ability to fully perform its obligations hereunder, and it will provide prompt notice to Biogen of any alleged breach or default or request for amendment of any Existing In-License. If Biogen makes any payments to the Third Party counter party of any Existing In-License in connection with the cure or other resolution of such alleged breach or default of Catalyst, then, notwithstanding anything to the contrary set forth in this Agreement, Biogen may credit the full amount of such payments against any Milestone Payments, royalties, or other amounts payable to Catalyst under this Agreement;

8.3.3Catalyst will, and will ensure that its Affiliates, Sublicensees, Subcontractors, and agents obtain written agreements from any and all Persons involved in or performing any Research Activities by or on behalf of Catalyst that assign such Persons’ rights, title, and interests in and to any Licensed Technology, Results, or Deliverables to Catalyst prior to any such Person performing such activities;

8.3.4in the performance of activities under this Agreement, Catalyst will not employ or use any Person who: (a) has ever been Debarred or is subject to debarment or convicted of a crime for which an entity or person could be Debarred; or (b) has ever been under indictment for a crime for which a person or entity could be so Debarred; and

8.3.5during the Research Term, Catalyst will maintain sufficient resources to perform the Research Activities for which it is responsible under this Agreement in accordance herewith.

8.4Covenants of Biogen. Biogen covenants to Catalyst that during the Term, except to the extent the same would not be reasonably likely to prevent Biogen from complying with its obligations under this Agreement in any material respect, Biogen will not, and will cause its controlled Affiliates not to: (i) assign or transfer its ownership of any Assigned Patent Rights to any Third Party; or (ii) incur or permit to exist, with respect to any Assigned Patent Rights, any lien, encumbrance, charge, security interest, mortgage, Liability, or other restriction (including in connection with any indebtedness).

8.5DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, BIOGEN DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY THAT THE COMPOUNDS OR PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER AND CATALYST DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY THAT THE PERFORMANCE OF THE CATALYST RESEARCH ACTIVITIES WILL RESULT IN THE IDENTIFICATION OF A DEVELOPMENT CANDIDATE.

8.6LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES RESULTING FROM BREACHES OF SECTION 2.1 (LICENSES TO BIOGEN), SECTION 2.2 (LICENSES TO CATALYST), SECTION 2.4 (EXCLUSIVITY), ARTICLE 9 (CONFIDENTIALITY), OR INDEMNIFIABLE CLAIMS UNDER ARTICLE 11 (INDEMNIFICATION; INSURANCE), IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY LOST PROFITS OR REVENUES, OR INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9
CONFIDENTIALITY

9.1Confidential Information. It is understood and agreed by the Parties that:

9.1.1The terms and conditions of this Agreement will be considered Confidential Information of both Parties and kept confidential by each of the Parties in accordance with this ARTICLE 9 (Confidentiality).

9.1.2The Licensed Technology which relates solely to the Exploitation of Compounds or Products, unpublished Assigned Patent Rights, the Biogen Technology, all reports provided pursuant to Section 7.4.3(a) (Royalty Reports), all Research Reports, and all Deliverables and Results will each be considered the Confidential Information of Biogen, with Biogen deemed to be the Disclosing Party in respect thereof and Catalyst deemed to be the Receiving Party with respect thereto.

9.2Non-Disclosure and Non-Use Obligation. Except as otherwise expressly set forth herein, the Receiving Party will, during the Term and for a period of [***] thereafter, keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a reasonable degree of care) and will not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Sublicensees, and Subcontractors, consultants, or agents who have a need to know such Confidential Information, all of whom will be similarly bound by confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement and for whom the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will cause the foregoing Persons to comply with the restrictions on use and disclosure and other provisions of this ARTICLE 9 (Confidentiality). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

9.3Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party will return or destroy all Confidential Information of the Disclosing Party to the Disclosing Party that is in the Receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, copies may be retained and stored solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under this ARTICLE 9 (Confidentiality). In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law, or as required to continue to exercise a Party’s rights that survive termination of this Agreement.

9.4Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information: (a) is already in the possession of the Receiving Party at the time of its receipt from the Disclosing Party and not through a prior disclosure by or on behalf of the Disclosing Party, as evidenced by contemporaneous written records, (b) is generally available to the public before its receipt from the Disclosing Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosure in breach of this Agreement, including pursuant to Section 9.8.2 (Publication Rights), (d) is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party, or (e) is developed independently by employees, subcontractors, consultants or agents of the Receiving Party or any of its Affiliates without use of or reliance upon the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records. No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.5Permitted Disclosures. In addition to the exceptions contained in Sections 9.2 (Non-Disclosure and Non-Use Obligation) and 9.4 (Exemptions), the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

9.5.1the prosecution and maintenance of Assigned Patent Rights and Licensed Patent Rights, in each case, as contemplated by this Agreement;

9.5.2Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Compound or Product;

9.5.3disclosure of the existence and applicable terms of this Agreement to actual or bona fide potential investors, acquirors, Sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, collaboration or other transaction; provided that, in each such case, such Third Parties are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and any such disclosure is limited (e.g., redacted) to the maximum extent practicable for the particular context in which it is being disclosed;

9.5.4to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the proposed disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 9.5.4, in each case, will remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 9 (Confidentiality) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment, or a protective order for a period of at least five years (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 9.5.4;

9.5.5to prosecute or defend litigation so long as there is 30 days’ prior written notice given by the Receiving Party before filing, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and

9.5.6to allow the Receiving Party to exercise its rights and perform its obligations hereunder, provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

9.6Use of Name and Logo. Subject to Section 9.8.1 (Announcements), neither Catalyst nor Biogen will use the other Party’s or its Affiliates’ name or logo in any label, press release, or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.

9.7Residual Knowledge. Notwithstanding anything to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, experience, or Know-How that is retained in the unaided memory of any authorized representative of the Receiving Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the Receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

9.8Publications.

9.8.1Announcements. Catalyst shall have the right to issue an initial press release announcing this Agreement in the form of the press release set forth on Schedule 9.8.1. Except as may be expressly permitted under Section 9.5 (Permitted Disclosures), neither Party will make any other public announcement or disclosure regarding this Agreement without the prior written approval of the other Party. For clarity, nothing in this Agreement will prevent Biogen, its Affiliates, or its Sublicensees from making any scientific publication or public announcement or disclosure concerning the Exploitation of any Compound or Product under this Agreement; provided that, except as permitted under Section 9.5 (Permitted Disclosures), Biogen will not disclose any of Catalyst’s Confidential Information in any such publication or announcement without obtaining Catalyst’s prior written consent to do so. After the issuance by a Party of a press release or other public disclosure by a Party in accordance with this Section 9.8.1 (Announcements), such Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such subsequent press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

9.8.2Publication Rights. Biogen will be the exclusive owner of any publication rights with respect to the Results, the Compounds, and the Products, and will have the sole and exclusive right to publish on or otherwise publicly disclose such Results, Compounds, and Products, provided that, during the Collaborative Period, with respect to the publication of any Results or any other pre-clinical data pertaining to the Compounds, Catalyst has a reasonable opportunity not less than [***] prior to the date of submission for publication to review the proposed publication and provide comments, which such comments Biogen shall consider in good faith, and provided further, that if such comments involve a redaction of Catalyst Confidential Information, Biogen shall incorporate such comments, and if such comments involve the identification of patentable material in such proposed publication, Biogen shall delay publication for up to [***] until the appropriate Party seeks patent protection for such information. Any such publication shall acknowledge, as appropriate, the contribution of Catalyst, its employees, Sublicensees and Subcontractors.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1Ownership.

10.1.1Background Technology. Subject to Section 10.1.3 (Patent Assignments), each Party will be and will remain the owner of any Intellectual Property that it (a) developed or owned prior to the Effective Date or (b) independently develops or acquires during the Term outside the scope of the Research Program.

10.1.2Arising IP. Regardless of inventorship, Biogen shall solely own: (i) any Inventions made, conceived, discovered or otherwise generated by either Party or its Affiliates’ employees, agents, or Subcontractors in the course of performance of the Research Program and all Intellectual Property with respect to such Inventions (“Arising IP”); and (ii) all Deliverables and Results.

10.1.3Patent Assignments.

(a)If requested in writing by Biogen, on a Development Candidate-by-Development Candidate basis and effective as of [***], Catalyst will and hereby does assign to Biogen [***] “Assigned Patent Rights.” For clarity, at any time during the Term prior to such assignment, such Patent Rights constitute “Licensed Patent Rights,” and, upon such assignment, such Patent Rights will no longer constitute “Licensed Patent Rights,” except where otherwise expressly provided in this Agreement. Collectively, the Assigned Patent Rights and any Patent Rights constituting Arising IP are referred to herein as the “Biogen Patent Rights.”

(b)Any grants of a license by Biogen under any of the Assigned Patent Rights shall be consistent with the license grant in Section 2.2.2 (License Under Assigned Patent Rights), and with the other terms and conditions of this Agreement, including termination under ARTICLE 12 (Term and Termination), and any Third Party licensee of such rights shall be deemed a “Sublicensee” for purposes of this Agreement (including royalty payments upon such Third Party’s Net Sales) notwithstanding Biogen’s ownership of the Assigned Patent Rights.

10.1.4Disclosure of Inventions by Personnel. Each Party will ensure that any personnel involved in the performance of Research Activities on behalf of such Party, its Affiliates or Subcontractors are obligated to inform such Party about any Invention made, conceived, discovered, or otherwise generated individually or jointly by or on behalf of such personnel in the performance of such Research Activities. Catalyst will promptly inform Biogen of any such Inventions by or on behalf of Catalyst, its Affiliates or Subcontractors.

10.1.5Inventorship. Inventorship of patentable inventions conceived or reduced to practice during the course of performance of activities pursuant to this Agreement will be determined in accordance with U.S. patent laws.

10.2Patent Prosecution and Maintenance.

10.2.1Right to File and Prosecute.

(a)Biogen’s Rights. Biogen will have (i) the sole right (but not the obligation) to prepare, file in its name, prosecute, and maintain all Biogen Patent Rights, and (ii) the first right (but not the obligation) to prepare, file, prosecute, and maintain all Patent Rights listed in Schedule 1.87 but not listed under the heading “SUBJECT TO ASSIGNMENT” (the Patent Rights described in the foregoing clause (ii), the “Biogen First Right Patent Rights” and the Patent Rights described in clauses (i) and, where Biogen has elected to prosecute, (ii), collectively, the “Biogen-Prosecuted Patent Rights”). Biogen will be the Prosecuting Party with respect to all Biogen-Prosecuted Patent Rights. Biogen will be responsible for and pay all future costs and expenses incurred in connection with the preparation, filing, prosecution, and maintenance of the Biogen-Prosecuted Patent Rights and will keep Catalyst reasonably informed as to material developments with respect to the preparation, filing, prosecution, issuance, and maintenance of the Biogen First Right Patent Rights, including providing to Catalyst notice in advance of abandoning any such Biogen First Right Patent Rights, and considering in good faith Catalyst’s reasonable comments thereto with respect to those claims Covering products or compounds which are not Compounds or Products.

(b)Catalyst’s Rights. Catalyst will have the first right (but not the obligation) to prepare, file in its name, prosecute, and maintain all other Licensed Patent Rights (i.e., those Licensed Patent Rights not addressed in subpart (a) above) (where Catalyst has elected to so prosecute, the “Catalyst-Prosecuted Patent Rights”). Catalyst will be the Prosecuting Party with respect to all Catalyst-Prosecuted Patent Rights. Catalyst will be responsible for and pay all future costs and expenses incurred in connection with the preparation, filing, prosecution, and maintenance of the Catalyst-Prosecuted Patent Rights and will keep Biogen reasonably informed as to material developments with respect to the preparation, filing, prosecution, issuance, and maintenance of the Catalyst-Prosecuted Patent Rights, including providing notice in advance of abandoning any such Catalyst-Prosecuted Patent Rights.

10.2.2Step-In Right. If, during the Term, the Prosecuting Party decides that it is no longer interested in the preparation, filing, prosecution, or maintenance of a particular Biogen First Right Patent Right (with respect to Biogen as the Prosecuting Party) or Catalyst-Prosecuted Patent Right (with respect to Catalyst as the Prosecuting Party), then it will promptly provide written notice to the non-Prosecuting Party of such decision. Within [***] following receipt of such written notice, the non-Prosecuting Party may, upon written notice to the Prosecuting Party, elect to assume the preparation, filing, prosecution, and maintenance of such Patent Right at the non-Prosecuting Party’s sole cost and expense. In such event, and notwithstanding anything to the contrary in this Section 10.2 (Patent Prosecution and Maintenance), the Party assuming such rights will be responsible for 100% of the costs and expenses of the preparation, filing, prosecution, and maintenance of such Patent Right as of the election date, and such Party assuming such rights will thereafter be deemed the “Prosecuting Party” with respect to such Patent Right for all purposes under this Agreement. If no such notice from the non-Prosecuting Party is received within such [***] period, the Prosecuting Party may allow the applicable Patent Right to lapse by non-response or non-payment.

10.2.3Cooperation. The non-Prosecuting Party will (a) obtain and deliver to the Prosecuting Party any necessary documents for the Prosecuting Party to exercise its rights to prepare, prosecute, defend, and maintain all Patent Rights pursuant to Section 10.2.1 (Right to File and Prosecute) or Section 10.2.2 (Step-In Right), as applicable, (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the Prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such Prosecuting Party is responsible, as well as for the preparation, prosecution, defense, and maintenance of such Patent Rights.

10.3Patent Enforcement.

10.3.1Third Party Infringement. During the Term, the Parties will promptly inform each other in writing if either Party becomes aware of any Opposed Biogen Patent Right or Opposed Catalyst Patent Right and will, as applicable, provide any available evidence of such suspected, threatened or actual infringement, objection, opposition or challenge with such notification (each, a “Third Party Action”).

10.3.2Third Party Actions.

(a)By Biogen. During the Term, Biogen will have the sole right (except as provided below), but not the obligation, to enforce or defend any Opposed Biogen Patent Right against such Third Party Action, at Biogen’s sole discretion and at Biogen’s sole cost and expense. Where Biogen desires to enforce or defend such Opposed Biogen Patent Right but is unable to do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such Patent Right), then Biogen may request that Catalyst join as a named party in such action or that Catalyst enforce or defend such Patent Right against such Third Parties, at Biogen’s sole cost and expense. Biogen will take the lead in the control and conduct of any such enforcement or defense under this Section 10.3.2(a) (By Biogen) and Catalyst will reasonably assist Biogen in any such enforcement or defense action under this Section 10.3.2(a) (By Biogen) at Biogen’s expense. Biogen will keep Catalyst reasonably informed of any such enforcement or defense.

(b)By Catalyst. During the Term, Catalyst will have the first right, but not the obligation, to enforce or defend any Opposed Catalyst Patent Right against such Third Party Action, at Catalyst’s sole discretion and at Catalyst’s sole cost and expense. Where Catalyst desires to enforce or defend such Opposed Catalyst Patent Right but may not do so due to Applicable Law or regulation (even as the assignee or exclusive licensee of such Patent Right), then upon Catalyst’s reasonable request, Biogen shall join as a named party in such action or itself enforce or defend such Opposed Catalyst Patent Right against such Third Parties, at Catalyst’s sole cost and expense. Catalyst will take the lead in the control and conduct of any such enforcement or defense under this Section 10.3.2(b) (By Catalyst) and will keep Biogen reasonably informed of any such enforcement or defense, and Biogen will reasonably assist Catalyst in any such enforcement or defense action under this Section 10.3.2(b) (By Catalyst) at Catalyst’s expense. Catalyst will keep Biogen reasonably informed of any such enforcement or defense. If Catalyst does not bring any legal action within [***] after first becoming aware of such infringement or after notice of such infringement was provided pursuant to Section 10.3.1, then Biogen shall have the right to bring and control any legal action in connection with such Third Party Action, at its sole cost and expense.

(c) Cooperation. At the request and sole cost and expense of the Party defending or enforcing the Third Party Action under Section 10.3.2(a) or 10.3.2(b), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. In connection with any such proceeding, the Party bringing the action under Section 10.3.2(a) or 10.3.2(b) shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Opposed Biogen Patent Right or Opposed Catalyst Patent Right without the prior written consent of the other Party, which shall not be unreasonably withheld.

10.3.3Patent Listing. Biogen will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Patent Right (including any Assigned Patent Right or Licensed Patent Right) in connection with the Regulatory Approval of any Product, including in the then-current edition of the United States Food and Drug Administration publications (i) “List of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations” (commonly referred to as the purple book); (ii) “Approved Drug Products with Therapeutic Equivalence Evaluations” (commonly referred to as the orange book), or in equivalent patent listings in any other country within the Territory.

10.3.4Recoveries. Any amount recovered in any action under Section 10.3.2 (Third Party Actions), including any amount recovered in any settlement of such Third Party Action, will first be used to reimburse each Party’s costs and expenses with respect to such action, which reimbursement will be first allocated to the Party controlling such action’s costs and expenses, and then, to the extent such costs and expenses exceed such recovered amount, to the other Party’s costs and expenses. Any such recoveries in excess of such costs and expenses shall be shared by the Parties as follows [***].

10.4Defense of Claims. Catalyst will promptly inform Biogen in writing if Catalyst receives written notice, or otherwise becomes aware, of alleged infringement, misappropriation, or other violation of a Third Party’s Intellectual Property based upon Catalyst’s performance of its obligations or exercise of its rights hereunder. Except as otherwise set forth under this Agreement (including under ARTICLE 11 (Indemnification; Insurance)), Catalyst will have the sole right (and the obligation) to defend against any such claim brought against it. Catalyst will keep Biogen advised of all material developments in the conduct of any proceedings in defending any claim of alleged infringement, misappropriation, or other violation related to any Compounds or Products and will reasonably cooperate with Biogen in the conduct of such defense. In no event may Catalyst settle any such infringement, misappropriation, or other violation claim in a manner that would limit the rights of Biogen or impose any obligation on Biogen, in each case, without Biogen’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

10.5Patent Term Extensions. Biogen will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto, in any country in the Territory, for any Patent Rights that Cover any Compound or Product (hereinafter “Patent Term Extensions”). All costs and expenses relating to the Patent Term Extensions will be born solely by Biogen. Upon request of Biogen and at Biogen’s cost and expense, Catalyst will provide support, assistance, and all necessary documents, in full executed form as needed, to Biogen for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions.

10.6Summary of Activities. Upon the request of either Party, the Prosecuting Party will provide to the other Party, no more frequently than on an annual basis, a written report summarizing all material activities undertaken by such Prosecuting Party in the preceding Calendar Year with respect to the preparation, filing, prosecution, maintenance, enforcement, and defense of the Biogen-Prosecuted Patent Rights or Catalyst-Prosecuted Patent Rights (as applicable) in the exercise of the rights granted to such Prosecuting Party under this ARTICLE 10 (Intellectual Property). Such report will be considered the Confidential Information of the Prosecuting Party.

ARTICLE 11
INDEMNIFICATION; INSURANCE

11.1Indemnification by Catalyst. Catalyst will indemnify, defend, and hold harmless Biogen, its Affiliates, Sublicensees, and each of its and their respective employees, officers, directors, and agents (each, a “Biogen Indemnified Party”) from and against any and all liabilities, losses, damages, expenses (including reasonable attorneys’ fees and expenses), and costs (collectively, “Liabilities”) that the Biogen Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

11.1.1the negligence or willful misconduct of Catalyst or any other Catalyst Indemnified Party;

11.1.2the breach by Catalyst of any of its representations, warranties, covenants, or agreements under this Agreement;

11.1.3any claim that Catalyst misappropriated any trade secrets or inappropriately used or disclosed the confidential information owned or possessed by any Third Party in the conduct of the Catalyst Research Activities; or

11.1.4any claims of any nature arising out of any Exploitation of any Compound or Product by or on behalf of Catalyst prior to the Effective Date or after the effective date of termination of this Agreement (or the effective date of termination of such Compound or Product in the event of partial termination);

11.1.5The obligation to indemnify, defend, and hold harmless a Biogen Indemnified Party pursuant to Section 11.1.1, 11.1.2, 11.1.3, or 11.1.4 shall not apply to any such Liabilities to the extent that (a) Biogen is obligated to indemnify, defend, and hold harmless a Catalyst Indemnified Party pursuant to this Agreement; or (b) such Liabilities are caused by the negligence or willful misconduct of Biogen or any Biogen Indemnified Party.

11.2Indemnification by Biogen. Biogen will indemnify, defend, and hold harmless Catalyst, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors, and agents (each, a “Catalyst Indemnified Party”) from and against any and all Liabilities that the Catalyst Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

11.2.1the negligence or willful misconduct of Biogen or any other Biogen Indemnified Party;

11.2.2any claims of any nature arising out of (a) the Exploitation of any Compound or Product by or on behalf of Biogen, its Affiliates or Sublicensees or (b) any Biogen Research Activities performed by or on behalf of Biogen, in each case ((a)-(b)), other than by any Catalyst Indemnified Party; or

11.2.3the breach by Biogen of any of its representations, warranties, covenants, or agreements under this Agreement.

11.2.4The obligation to indemnify, defend, and hold harmless a Catalyst Indemnified Party pursuant to Section 11.2.1, 11.2.2, or 11.2.3 shall not apply to any such Liabilities to the extent that (a) Catalyst is obligated to indemnify, defend, and hold harmless a Biogen Indemnified Party pursuant to this Agreement; or (b) such Liabilities are caused by the negligence or willful misconduct of Catalyst or any Catalyst Indemnified Party.

11.3Procedure for Third Party Claims. If a Party is seeking indemnification under Section 11.1 or 11.2, as applicable (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim for Liabilities giving rise to the obligation to indemnify pursuant to Section 11.1 or 11.2, as applicable (the “Third Party Claim”), as soon as reasonably practicable after receiving notice of the Third Party Claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under Section 11.1 or 11.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant Third Party Claims). The Indemnifying Party shall have the right to assume the defense of any such Third Party Claim for which the Indemnified Party is seeking indemnification pursuant to Section 11.1 or 11.2, as applicable. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Indemnifying Party shall not be required to obtain such consent if the settlement (a) involves only the payment of money which is fully paid by the Indemnifying Party and will not result in the Indemnified Party (or other Biogen Indemnified Parties or Catalyst Indemnified Parties, as applicable) becoming subject to injunctive or other similar type of relief, (b) does not require an admission by the Indemnified Party (or other Biogen Indemnified Parties or Catalyst Indemnified Parties, as applicable), (c) includes an unconditional release of the Indemnified Party (or other Biogen Indemnified Parties or Catalyst Indemnified Parties, as applicable) from all Liability on claims that are the subject matter of such proceeding, and (d) does not materially adversely affect any Intellectual Property owned or controlled by the Indemnified Party or any rights or licenses granted to the Indemnified Party under this Agreement. The Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section 11.1 or 11.2, as applicable, to any Third Party Claim, pending resolution of the dispute pursuant to Section 13.8 (Dispute Resolution), the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 or 11.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, and shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information shall be subject to ARTICLE 9 (Confidentiality).

11.4Insurance. Catalyst will purchase and maintain, through an appropriate, reputable insurance provider, insurance coverage in the amount of five million Dollars ($5,000,000) for each claim and ten million Dollars ($10,000,000) in the aggregate to cover claims against Biogen in connection with this Agreement, including any indemnification obligations under this ARTICLE 11 (Indemnification; Insurance).

ARTICLE 12
TERM AND TERMINATION

12.1Term. This Agreement will commence upon the Effective Date and, if not otherwise terminated earlier pursuant to this ARTICLE 12 (Term and Termination), will continue, on a Product-by-Product and country-by-country basis, in full force and effect until the expiration of the Royalty Term applicable to such Product and such country (the “Term”).

12.2Termination for Cause.

12.2.1By Biogen. In the event of a material breach of this Agreement by Catalyst, which material breach remains uncured for [***] measured from the date of written notice of such material breach provided by Biogen that identifies the material breach, Biogen may terminate this Agreement in whole or with respect to one or more Compounds or Products by written notice of termination to Catalyst provided within [***] of the expiration of such [***] period.

12.2.2By Catalyst. In the event of a material breach of this Agreement by Biogen, which material breach remains uncured for [***] measured from the date of written notice of such material breach provided by Catalyst that identifies the material breach, Catalyst may terminate this Agreement solely with respect to those Compounds or Products to which such material breach relates by written notice of termination to Biogen provided within [***] of the expiration of such [***].

12.2.3Disputes Regarding Material Breach. If a Party (the “Defaulting Party”) is alleged to have, but disputes that it, materially breached this Agreement by the other Party (such other Party, the “Non-Defaulting Party”), then the issue of whether the Non-Defaulting Party may properly terminate this Agreement or applicable portion hereof on expiration of the applicable cure period will be resolved in accordance with Section 13.8 (Dispute Resolution). If as a result of such dispute resolution process, it is determined that the Defaulting Party committed a material breach of this Agreement and the Defaulting Party does not cure such material breach within [***] after the date of such determination [***] (the “Additional Cure Period”), then the Non-Defaulting Party will have the right to terminate this Agreement or applicable portion hereof by written notice of termination to the Defaulting Party provided within [***] of the expiration of the Additional Cure Period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in Section 12.2.1 (By Biogen) or Section 12.2.2 (By Catalyst), as applicable, and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding. If as a result of such dispute resolution proceeding it is determined that the Defaulting Party did not commit such material breach, then no termination will be effective, and this Agreement will continue in full force and effect.

12.3Termination for Insolvency. To the extent permitted by Applicable Law, either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof. In the event of any termination pursuant to this Section 12.3 (Termination for Insolvency):

12.3.1All rights and licenses now or hereafter granted by either Party (the “Bankrupt Party”) to the other Party under or pursuant to this Agreement are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the Bankrupt Party, the Bankrupt Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Bankrupt Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property rights licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property rights within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Assigned Patent Rights, Licensed Technology, Results, and all information related to the Licensed Technology. If (A) a case under the U.S. Bankruptcy Code is commenced by or against the Bankrupt Party, (B) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (C) the other Party elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a)provide the other Party with all such intellectual property rights (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns, or otherwise available to them, immediately upon the other Party’s written request. Whenever the Bankrupt Party or any of its successors or assigns provides to the other Party any of the intellectual property rights licensed hereunder (or any embodiment thereof) pursuant to this Section 12.3 (Termination for Insolvency), the other Party will have the right to perform the Bankrupt Party obligations hereunder with respect to such intellectual property rights, but neither such provision nor such performance by the other Party will release the Bankrupt Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(b)not interfere with the other Party’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property rights (including such embodiments), including any right to obtain such intellectual property rights (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

12.3.2All rights, powers, and remedies of the other Party provided in this Section 12.3 (Termination for Insolvency) are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to the Bankrupt Party. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under Section 365(n) of the U.S. Bankruptcy Code:

(a)the right of access to any intellectual property rights (and all embodiments thereof) of the Bankrupt Party, or any Third Party with whom the Bankrupt Party contracts to perform any obligation of the Bankrupt Party under this Agreement, and, in the case of any such Third Party, that is necessary for the Exploitation of Compounds or Products; and

(b)the right to contract directly with any Third Party to complete the contracted work.

12.4Termination for Convenience. Biogen will be entitled to terminate this Agreement, in whole or with respect to one or more Compounds or Products, at its sole discretion at any time upon 60 days’ prior written notice to Catalyst.

12.5Effects of Termination.

12.5.1Generally. Upon early termination of the Agreement in whole or with respect to one or more Compounds or Products:

(a)Except as provided in Section 12.5.3 (Right of Reversion), the Receiving Party will promptly return to the other Party or destroy all Confidential Information of the other Party (or, in the case of partial termination, all such Confidential Information of the Disclosing Party that is related solely to the terminated Compound or Product) in accordance with Section 9.3 (Return of Confidential Information).

(b)Effective as of the effective date of termination by Catalyst pursuant to Section 12.2.2 (By Catalyst) or Section 12.3 (Termination for Insolvency) or a termination by Biogen pursuant to Section 12.4 (Termination for Convenience), [***].

(c)All licenses granted by a Party to the other Party under this Agreement with respect to any terminated Compound or Product will immediately terminate (except for any licenses which are perpetually granted).

(d)Notwithstanding subsection 12.5.1(c), Biogen, its Affiliates and Sublicensees shall have the right to continue to sell their existing inventories of Products for a period not to exceed [***] after the effective date of such termination, provided that Catalyst is paid royalties with respect thereto, to the extent entitled, in accordance with ARTICLE 7 (Payments and Royalties).

(e)[***]

(f)[***]

12.5.2Knowledge Transfer. If this Agreement is terminated by Biogen pursuant to Section 12.2.1 (By Biogen) or Section 12.3 (Termination for Insolvency), then to the extent not already provided pursuant to Section 5.1 (Technology Transfer) or Section 6.3 (Manufacturing Technology Transfer) by the effective date of termination of this Agreement, Catalyst will promptly transfer to Biogen, on a Product-by-Product basis, all Results and Deliverables, the costs of which transfer will be borne [***].

12.5.3Right of Reversion. [***]

12.6Alternative Remedy in Lieu of Termination. If Biogen has the right to terminate this Agreement pursuant to Section 12.2.1 (By Biogen), then in addition to any other remedies available to Biogen at law or in equity, in lieu of terminating this Agreement Biogen may, in its sole discretion, exercise an alternative remedy as follows: [***]

12.7Rights Accruing Prior to Expiration or Termination. Except as set forth in Section [***] above, expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth in Section [***] above, any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including any payment obligation that accrued prior to the effective date of such expiration or termination.

12.8Survival. The following provisions, as well as any other provisions which expressly or by their nature are intended to survive termination or expiration, will survive termination or expiration of this Agreement: ARTICLE 9 (Confidentiality) (but if a time period for survival is specified therein, then only for such time period) but excluding Section 9.8 (Publications); ARTICLE 11 (Indemnification; Insurance); ARTICLE 13 (Miscellaneous); and Sections 2.3 (No Implied Licenses); 7.2 (Reimbursement of Research Costs) solely with respect to costs and expenses incurred prior to the effective date of termination; 7.5 (Payment Method); 7.6 (Currency Exchange); 7.7 (Late Payments); 7.8 (Taxes); 7.9 (Financial Audits); 8.5 (Disclaimer of Warranties); 8.6 (Limitation of Liability); 10.1 (Ownership); 12.3 (Termination for Insolvency); 12.5 (Effects of Termination); 12.7 (Rights Accruing Prior to Expiration or Termination) and 12.8 (Survival). Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement (e.g., ARTICLE 1 (Definitions)) shall survive to the extent required.

ARTICLE 13
MISCELLANEOUS

13.1Assignment. Neither this Agreement nor any interest hereunder will be assignable by Catalyst without the prior written consent of Biogen, except as follows: (a) Catalyst may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions, provided that such sale is not primarily for the benefit of its creditors, and (b) Catalyst may assign its rights and obligations under this Agreement to any of its Affiliates, provided that Catalyst will remain liable for all of its rights and obligations under this Agreement. Biogen may freely assign this Agreement or any interest hereunder in whole or in part, provided that Biogen will remain liable for all of its rights and obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 13.1 (Assignment), other than in the case of Biogen, any such assignment or transfer to an Affiliate thereof. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 13.1 (Assignment) will be null, void, and of no legal effect.

13.2Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the Parties and supersedes all previous and contemporaneous negotiations, representations, or agreements, written or oral, regarding the subject matter hereof, and any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof, including the Confidentiality Agreement, are superseded by the terms of this Agreement. This Agreement may be amended only by an instrument in writing duly executed on behalf of the Parties.

13.3Force Majeure. Neither Party will be liable or deemed in default for failure to perform any duty or obligation that such Party may have under this Agreement where such failure has been occasioned by any act of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest, or intervention of any Governmental Authority, and occurring without its fault or negligence; provided that the Party affected will promptly notify the other of the force majeure condition and will exert all reasonable efforts to eliminate, cure, or overcome any such causes and to resume performance of its obligations as soon as possible.

13.4Waiver; Remedies not Exclusive. The failure of either Party to require performance by the other Party of any of that other Party’s obligations under this Agreement will in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. Except as set forth in Section [***] above, the remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively, or cumulatively.

13.5Severability. If any provision or portion thereof in this Agreement is for any reason held to be invalid, illegal, or unenforceable, then the same will not affect any other portion of this Agreement and its validity, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such provision or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the rights and obligations of the Parties in which event this Agreement may be terminated by mutual written agreement of the Parties.

13.6Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Catalyst:

Catalyst Biosciences, Inc.

611 Gateway Blvd., Suite 710

South San Francisco, CA 94080

Attention: Jeff Landau

E-mail: jlandau@catbio.com

With a copy to (which will not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Barbara Kosacz

If to Biogen:

Biogen International GmbH

c/o Biogen MA Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Chief Legal Officer

E-mail: legaldepartment@biogen.com

With a copy to (which will not constitute notice):

Hogan Lovells US LLP

390 Madison Ave

New York, NY 10017

Attention: Adam H. Golden

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

13.7Governing Law. This Agreement, and all claims arising under or in connection therewith, notwithstanding scope and validity of any patent or patent application as below, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof. Any legal action related to the scope and validity of any patent or patent application relating to this Agreement brought by the Parties hereto may be conducted in any appropriate forum under the applicable laws of the country of such patent or patent application.

13.8Dispute Resolution.

13.8.1Escalation. Any dispute arising out of or in connection with this Agreement (except for disputes arising at the JSC, which will be resolved pursuant to Section 4.2.4 (Decision Making Authority)) will be settled, if possible, through good faith negotiations between the Parties. If the Parties are unable to settle such dispute within [***] after first considering such dispute, then such dispute will be referred to the Parties’ respective Executive Officers. The Executive Officers of both Parties will in good faith attempt to resolve such dispute. Such resolution, if any, of a referred issue will be final and binding on the Parties. All negotiations pursuant to this Section 13.8 (Dispute Resolution) are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers cannot resolve such dispute within [***] after referral of such dispute to the Executive Officers, then either Party will have the right to pursue any and all remedies available at law or equity, consistent with Section 13.8.2 (Jurisdiction; Venue). Notwithstanding any other provision of this Agreement, the Parties will be entitled to seek equitable relief, including injunction or specific performance, as a remedy for any breach or threatened breach of this Agreement, in any court having jurisdiction and without first having complied with the procedures set forth in this Section 13.8 (Dispute Resolution). Such remedies will not be deemed to be the exclusive remedies for a breach (or threatened breach) of this Agreement but will be in addition to all other remedies available at law or equity. Neither Party will raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

13.8.2Jurisdiction; Venue. Subject to the last sentence in Section 13.7 (Governing Law), each Party irrevocably submits to the exclusive jurisdiction of the federal courts (or if such courts do not have subject matter jurisdiction, the state courts) sitting in the Borough of Manhattan, New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit, or proceeding in such federal courts (or if such courts do not have subject matter jurisdiction, the state courts). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably consents to service of process in the manner provided under Section 13.6 (Notices) or by first class certified mail, return receipt requested, postage prepaid. THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

13.9Relationship of the Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other. There are no express or implied third-party beneficiaries hereunder (except for Biogen Indemnified Parties and Catalyst Indemnified Parties for purposes of Section 11.1 (Indemnification by Catalyst) or Section 11.2 (Indemnification by Biogen), as applicable).

13.10Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party will remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

13.11Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) in case of inconsistencies between this Agreement and any Schedule hereof, the terms of this Agreement will prevail unless agreed to explicitly that the Schedule should prevail, (i) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (k) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” (m) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”), and (n) references herein to pharmaceutical products, therapies, or active ingredients include biologics and biopharmaceutical products, therapies, or active ingredients, as applicable.

13.12Further Assurances. Each of Catalyst and Biogen agrees to duly execute and deliver, or cause to be duly executed or delivered, such further instruments and do and cause to be done such further acts, including the filing of additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

13.13Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, and delivery of this Agreement.

13.14Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

BIOGEN INTERNATIONAL GMBH

By:	/s/ Fred Lawson
(Signature)

Name:	Fred Lawson

Title:	Director

Date:	December 18, 2019

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman
(Signature)

Name:	Nassim Usman, Ph.D.

Title:	President and CEO

Date:	December 18, 2019